EXECUTION COPY

Exhibit 10.73

Published Deal CUSIP: 09227UAJ0
Dollar Tranche CUSIP: 09227UAK7
Designated Currency Tranche CUSIP: 09227UAL5
Term Loan CUSIP: 09227UAM3

$325,000,000

CREDIT AGREEMENT
dated as of February 28, 2014,
by and among
BLACKBAUD, INC.,
as Borrower,
the Lenders referred to herein,
and
SUNTRUST BANK,
as Administrative Agent,
Swingline Lender and an Issuing Lender,

and

BANK OF AMERICA, N.A.,
as an Issuing Lender and Syndication Agent

and
REGIONS BANK
and
FIFTH THIRD BANK
as Co-Documentation Agents
with
SUNTRUST ROBINSON HUMPHREY, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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EXECUTION COPY

and
FIFTH THIRD BANK
as Joint Lead Arrangers and Joint Bookrunners

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ARTICLE V CLOSING; CONDITIONS OF CLOSING AND BORROWING		63
SECTION 5.1	Conditions to Closing and Initial Extensions of Credit	63
SECTION 5.2	Conditions to All Extensions of Credit	65

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER		66
SECTION 6.1	Representations and Warranties	66
SECTION 6.2	Survival of Representations and Warranties, Etc.	72

ARTICLE VII FINANCIAL INFORMATION AND NOTICES		73
SECTION 7.1	Financial Statements and Projections	73
SECTION 7.2	Officer’s Compliance Certificate	74
SECTION 7.3	[Intentionally Omitted]	74
SECTION 7.4	Other Reports	74
SECTION 7.5	Notice of Litigation and Other Matters	74
SECTION 7.6	Accuracy of Information	74

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SECTION 8.11	Additional Subsidiaries	76
SECTION 8.12	Use of Proceeds	77
SECTION 8.13	Further Assurances	77

ARTICLE IX FINANCIAL COVENANTS		78
SECTION 9.1	Net Leverage Ratio	78
SECTION 9.2	Interest Coverage Ratio	78

ARTICLE XII THE ADMINISTRATIVE AGENT		93
SECTION 12.1	Appointment and Authority	93
SECTION 12.2	Nature of Duties of Administrative Agent	93
SECTION 12.3	Lack of Reliance on the Administrative Agent	94
SECTION 12.4	Certain Rights of the Administrative Agent	94
SECTION 12.5	Reliance by Administrative Agent	94

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SECTION 12.6	The Administrative Agent in its Individual Capacity	95
SECTION 12.7	Successor Administrative Agent	95
SECTION 12.8	Withholding Tax	96
SECTION 12.9	Collateral and Guaranty Matters	96
SECTION 12.10	Bank Products	96

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EXHIBITS

Exhibit A‑1	- Form of Dollar Tranche Revolving Credit Note

Exhibit A‑2	- Form of Swingline Note

Exhibit A‑3	- Form of Term Loan Note

Exhibit A‑4	- Form of Designated Currency Tranche Revolving Credit Note

Exhibit B	- Form of Notice of Borrowing

Exhibit C	- Form of Notice of Account Designation

Exhibit D	- Form of Notice of Prepayment

Exhibit E	- Form of Notice of Conversion/Continuation

Exhibit F	- Form of Officer’s Compliance Certificate

Exhibit G	- Form of Assignment and Assumption

Exhibit H	- Form of Guaranty Agreement

Exhibit I	- Form of Pledge Agreement

Exhibit J	- Form of Bank Product Provider Notice

Exhibit K (1-4)	- Forms of U.S. Tax Compliance Certificates
SCHEDULES

Schedule 1.1	- Lenders and Commitments

Schedule 1.3	- Mandatory Cost

Schedule 3.1	- Existing Letters of Credit

Schedule 6.1(a)	- Jurisdictions of Organization

Schedule 6.1(b)	- Subsidiaries and Capitalization

Schedule 6.1(l)	- Material Domestic Subsidiaries

Schedule 6.1(m)	- Labor and Collective Bargaining Agreements

Schedule 8.14	- Post-Closing Obligations

Schedule 10.1	- Existing Indebtedness

Schedule 10.2	- Existing Liens

Schedule 10.3	- Existing Loans, Advances and Investments

Schedule 10.8	- Transactions with Affiliates

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CREDIT AGREEMENT, dated as of February 28, 2014, by and among BLACKBAUD, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and SUNTRUST BANK, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested that the Lenders (a) establish a $150,000,000 revolving credit facility, with a $25,000,000 letter of credit subfacility and a $25,000,000 swingline subfacility, in favor of the Borrower and (b) make a term loan in an aggregate principal amount equal to $175,000,000 to the Borrower; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Lenders and the Swingline Lender, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrower and severally to make the term loan to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

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Article I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Administrative Agent” means SunTrust Bank, together with its Subsidiaries and Affiliates, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.
“Administrative Agent Fee Letter” means the fee letter dated as of February 3, 2014 among the Borrower, SunTrust Bank and SunTrust Robinson Humphrey, Inc.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Australian Dollars, (v) Canadian Dollars, (vi) Japanese Yen, (vii) New Zealand Dollars, (viii) Hong Kong Dollars, (ix) Swiss Francs, and (x) any other lawful currency that is readily available and freely transferable and convertible into Dollars, available in the London interbank deposit market and that is agreed to by the Borrower, the Lenders under the Designated Currency Tranche and the Administrative Agent.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means:
(a)    with respect to any Incremental Term Loans, as determined pursuant to, and in accordance with, Section 2.8(h), and

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(b)    subject to the terms of Section 2.7, with respect to Revolving Credit Loans, Swingline Loans, the Term Loan and the commitment fee, the corresponding percentages per annum as set forth below based on the Net Leverage Ratio:

Pricing Level	Net Leverage Ratio	Base Rate +	LIBOR +	Commitment Fee
I	> 1.75: 1.00	0.50%	1.50%	0.225%
II	≤ 1.75:1.00 but > 1.25:1.00	0.25%	1.25%	0.20%
III	≤ 1.25:1.00 but > 0.75:1.00	0.125%	1.125%	0.175%
IV	≤ 0.75:1.00	0.00%	1.00%	0.15%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date following receipt of the Officer’s Compliance Certificate for the fiscal quarter ended June 30, 2014 and, thereafter the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate within five (5) days of the date for delivery required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.2 is shown to be inaccurate (regardless of whether (A) this Agreement is in effect, (B) the Revolving Credit Commitments, Swingline Commitments, or Term Loan Commitments are in effect, or (C) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of (i) a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then (1) the Borrower shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (2) the Applicable Margin for such Applicable Period shall be determined as if the Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period and (3) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest and fees, as applicable, owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4 and (ii) a lower Applicable Margin for such Applicable Period,

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the Lenders shall have no obligation to repay any interest or fees to the Borrower; provided that if, as a result of any restatement or other event, a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all Applicable Periods over the amount of interest and fees paid for all such Applicable Periods. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 4.1(c) and Section 11.2.
The Applicable Margin set forth above shall be increased as, and to the extent, required by Sections 2.7 and 2.8.
“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Bank of America Fee Letter” means the fee letter dated as of February 3, 2014 among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A.
“Bank Product” means any of the following products, services or facilities extended to any Credit Party or Subsidiary by any Bank Product Provider (including those in existence as of the Closing Date): (a) Cash Management Services; (b) products under any Hedging Agreement (including, without limitation, non‑speculative foreign exchange swaps); and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 11.4, the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall notify the Borrower and the Administrative Agent of the existence of such Bank Product (with the understanding that Lenders party hereto as of the Closing Date shall be entitled to notify the Borrower and the Administrative Agent of Bank Products in effect

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as of the Closing Date promptly after the Closing Date). Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 13.2, shall not be included as “Obligations” for purposes of a distribution under Section 11.4.
“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.
“Bank Product Provider” means any Person that provides Bank Products to any Credit Party or Subsidiary to the extent that such Person is a Lender or an Affiliate of a Lender at the time such Bank Product was entered into or as of the Closing Date with respect to any Bank Product designated as such promptly after the Closing Date.
“Bank Product Provider Notice” means a notice substantially in the form of Exhibit J.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event of Default” means any Event of Default specified in Section 11.1(j) or (k).
“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum and (c) One Month LIBOR Index Rate plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate plus the Applicable Margin as provided in Section 4.1(a).
“Blackbaud Payment Services Account” means any deposit account in the name of a Credit Party for the processing of donations made to client organizations of the Credit Parties.
“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Business Day” means (a) for all purposes other than as set forth in clauses (b) and (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in Atlanta, Georgia, are open for the conduct of their commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Loan under the Designated Currency Tranche, any day that is a Business Day described in clause (a) and that also is a day for trading by and between banks in deposits in the applicable Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if such Loans are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

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“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries; provided that for purposes of calculating Indebtedness hereunder, the term “Capital Lease” shall not include any Capital Lease that was classified as an Operating Lease on the Closing Date or would have been classified as an Operating Lease had such agreement been in effect on the Closing Date prior to a relevant Change in Law or change in GAAP (from GAAP as in effect on the Closing Date) which has the effect of re‑classifying such agreement as a Capital Lease.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of the Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the Issuing Lenders or Swingline Lender benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lenders or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” has the meaning assigned thereto in Section 10.3.
“Cash Management Services” means any services provided from time to time to the Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.
“Cash on Hand” means as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as set forth in the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Administrative Agent in accordance with Section 7.1.
“Change in Control” means any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty‑five percent (35%) of the Capital Stock or thirty‑five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $25,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) requiring the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
“Code” means the Internal Revenue Code of 1986, as amended or modified from time to time.
“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, L/C Obligations and participation interests at such time.
“Commitment” means, as to any Lender, such Lender’s Dollar Tranche Revolving Credit Commitment, Designated Currency Tranche Revolving Credit Commitment, Swingline Commitment, Term Loan Commitment and/or Incremental Term Loan Commitment, as applicable.
“Commitment Percentage” means, as to any Lender at any time, such Lender’s Dollar Tranche Revolving Credit Commitment Percentage, Designated Currency Tranche Revolving Credit Commitment Percentage, Term Loan Commitment Percentage, or Incremental Term Loan Percentage, as applicable.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Computation Date” is defined in Section 2.1(b).
“Connection Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Credit Facility” and “Credit Facilities” means, collectively, the Dollar Tranche Revolving Credit Facility, the Designated Currency Tranche Revolving Credit Facility, the Term Loan Credit Facility, the Swingline Facility, the Dollar Tranche L/C Facility, the Designated Currency Tranche L/C Facility and the Incremental Term Loan Facility.

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“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 4.14(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, an Issuing Lender, the Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an Issuing Lender, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.14(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender, and each Lender.
“Designated Currency Payment Office” means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and the Lenders under the Designated Currency Tranche.

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“Designated Currency Tranche” means the Designated Currency Tranche Revolving Credit Commitment, the Designated Currency Tranche Revolving Credit Loans, and the Designated Currency Tranche L/C Obligations.
“Designated Currency Tranche L/C Commitment” means the lesser of (a) $25,000,000 minus the aggregate amount of any Letters of Credit outstanding under the Dollar Tranche L/C Facility and (b) the Designated Currency Tranche Revolving Credit Commitment.
“Designated Currency Tranche L/C Facility” means the letter of credit facility under the Designated Currency Tranche established pursuant to Article III.
“Designated Currency Tranche L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit issued under the Designated Currency Tranche and (b) the aggregate amount of drawings under Letters of Credit under the Designated Currency Tranche which have not then been reimbursed pursuant to Section 3.5.
“Designated Currency Tranche Revolving Credit Commitment” means (a) as to any Designated Currency Tranche Revolving Credit Lender, the obligation of such Designated Currency Tranche Revolving Credit Lender to (i) make Designated Currency Tranche Revolving Credit Loans for the account of the Borrower hereunder, and (ii) purchase participations in Designated Currency Tranche L/C Obligations, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Designated Currency Tranche Revolving Credit Lender’s name on Schedule 1.1, as such Designated Currency Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Designated Currency Tranche Revolving Credit Lenders, the aggregate commitment of all Designated Currency Tranche Revolving Credit Lenders to (i) make Designated Currency Tranche Revolving Credit Loans, and (ii) purchase participations in Designated Currency Tranche L/C Obligations, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.
“Designated Currency Tranche Revolving Credit Commitment Percentage” means, as to any Designated Currency Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Designated Currency Tranche Revolving Credit Commitment of such Designated Currency Tranche Revolving Credit Lender to (b) the Designated Currency Tranche Revolving Credit Commitments of all Designated Currency Tranche Revolving Credit Lenders.
“Designated Currency Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Dollar Tranche Revolving Credit Facility and any Incremental Term Loan Facility.
“Designated Currency Tranche Revolving Credit Lender” means any Lender with a Designated Currency Tranche Revolving Credit Commitment.
“Designated Currency Tranche Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1(b) or 2.7 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.
“Designated Currency Tranche Revolving Credit Note” means a promissory note made by the Borrower in favor of a Designated Currency Tranche Revolving Credit Lender evidencing the Designated Currency Tranche Revolving Credit Loans made by such Designated Currency Tranche Revolving Credit Lender, substantially in the form of Exhibit A‑4 hereto, and any amendments, supplements and modifications

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thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means any Person that (i) is not a financial institution (including any non-financial institution Affiliate thereof) and (ii) is a competitor of the Borrower with respect to providing software and other related services to nonprofit organizations or is an Affiliate of such a competitor of the Borrower.
“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.1(b).
“Dollar Tranche” means the Dollar Tranche Revolving Credit Commitment, the Dollar Tranche Revolving Credit Loans, the Dollar Tranche L/C Obligations and the Swingline Loans.
“Dollar Tranche L/C Commitment” means the lesser of (a) $25,000,000 minus the aggregate amount in Dollars of any Letters of Credit outstanding under the Designated Currency Tranche L/C Facility and (b) the Dollar Tranche Revolving Credit Commitment.
“Dollar Tranche L/C Facility” means the letter of credit facility under the Dollar Tranche established pursuant to Article III.
“Dollar Tranche L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit issued under the Dollar Tranche and (b) the aggregate amount of drawings under Letters of Credit under the Dollar Tranche which have not then been reimbursed pursuant to Section 3.5.
“Dollar Tranche Revolving Credit Commitment” means (a) as to any Dollar Tranche Revolving Credit Lender, the obligation of such Dollar Tranche Revolving Credit Lender to (i) make Dollar Tranche Revolving Credit Loans for the account of the Borrower hereunder, (ii) purchase participations in

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Dollar Tranche L/C Obligations, and (iii) refund Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Dollar Tranche Revolving Credit Lender’s name on Schedule 1.1, as such Dollar Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Dollar Tranche Revolving Credit Lenders, the aggregate commitment of all Dollar Tranche Revolving Credit Lenders to (i) make Dollar Tranche Revolving Credit Loans, (ii) purchase participations in Dollar Tranche L/C Obligations, and (iii) refund Swingline Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.
“Dollar Tranche Revolving Credit Commitment Percentage” means, as to any Dollar Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Dollar Tranche Revolving Credit Commitment of such Dollar Tranche Revolving Credit Lender to (b) the Dollar Tranche Revolving Credit Commitments of all Dollar Tranche Revolving Credit Lenders.
“Dollar Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Designated Currency Tranche Revolving Credit Facility and any Incremental Term Loan Facility.
“Dollar Tranche Revolving Credit Lender” means any Lender with a Dollar Tranche Revolving Credit Commitment.
“Dollar Tranche Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1(a) or 2.7 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.
“Dollar Tranche Revolving Credit Note” means a promissory note made by the Borrower in favor of a Dollar Tranche Revolving Credit Lender evidencing the Dollar Tranche Revolving Credit Loans made by such Dollar Tranche Revolving Credit Lender, substantially in the form of Exhibit A‑1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary that is a U.S. Person other than an Excluded Domestic Subsidiary.
“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and all other non‑cash charges (including non‑cash stock compensation charges and expenses) otherwise deducted in determining the Net Income for such period (excluding reserves for future cash charges), (iv) any extraordinary losses, and (v) Transaction Costs, less (c) interest income and any extraordinary gains. For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any asset disposition permitted pursuant to Section 10.5 closed during such period, including, without limitation, adjustments reflecting any non‑recurring costs and any extraordinary expenses of such Permitted Acquisitions and such asset dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S‑X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

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“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of an assignment in respect of the Revolving Credit Facility, the Swingline Lender, and the Issuing Lenders, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates, or (C) any Disqualified Institution.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which (a) is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Borrower or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from releases of Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, and orders of courts or Governmental Authorities, relating to the protection of human health (with respect to exposure to Hazardous Materials) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“EU” means the European Union.
“euro” and/or “EUR” means the single currency of the participating member states of the EU.
“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does

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not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Domestic Subsidiary” means any Subsidiary that is a U.S. Person and substantially all of the assets of which are the Capital Stock of Foreign Subsidiaries that are corporations for U.S. federal income tax purposes; provided, that such Subsidiary (i) does not conduct any material business or activities other than the ownership of such Capital Stock and (ii) does not incur, and is not otherwise liable for, any Indebtedness (other than intercompany Indebtedness permitted pursuant to Section 10.1).
“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guaranty Agreement of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Agreement of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Hedging Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 2.12 of the Guaranty Agreement shall be taken into account. If a Hedging Obligation arises under a Master Agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Hedging Agreements for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable by the Borrower either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any withholding Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement among the Borrower, JPMorgan Chase Bank, N.A., as agent, and the lenders from time to time party thereto, dated as of February 9, 2012.

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“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 3.1.
“Extensions of Credit” means, as to any Lender at any time (and as the context requires, with respect to one or both Tranches), (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the aggregate principal amount of all the portion of the Term Loan made by such Lender than outstanding, and (v) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit, or Swingline Loan by such Lender, as the context requires.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of national recognized standing selected by the Administrative Agent.
“Fee Letters” means the Administrative Agent Fee Letter, the Bank of America Fee Letter and the Fifth Third Fee Letter.
“Fifth Third Fee Letter” means the fee letter dated as of February 3, 2014 between the Borrower and Fifth Third Bank.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
“Foreign Currencies” means Agreed Currencies other than Dollars.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and any Excluded Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender under such Defaulting Lender’s Tranche, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders under such Tranche or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender under the Dollar Tranche, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and

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maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.10) consistent with the prior financial practice of the Borrower and its Subsidiaries.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).
“Guarantors” means, collectively, (a) each Material Domestic Subsidiary of the Borrower in existence on the Closing Date, (b) each Material Domestic Subsidiary of the Borrower which becomes a party to a Guaranty Agreement pursuant to Section 8.11 and (c) with respect to (i) any Hedging Obligations between any Credit Party (other than the Borrower) and any Lender or an Affiliate of a Lender and any Bank Product Debt owing by any Credit Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty Agreement with respect to all Hedging Obligations, the Borrower.
“Guaranty Agreement” means the unconditional guaranty agreement made by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take‑or‑pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross‑currency rate swap agreement, currency option agreement or other agreement or arrangement designed

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to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender.
“Increasing Revolving Lender” has the meaning assigned thereto in Section 2.7.
“Incremental Term Lender” has the meaning assigned thereto in Section 2.8.
“Incremental Term Loan Commitment” means (a) as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make an Incremental Term Loan to or for the account of the Borrower in accordance with Section 2.8 and (b) as to all Incremental Term Lenders, the aggregate commitment of all Incremental Term Lenders to make Incremental Term Loans in accordance with Section 2.8.
“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Maturity Date, but no earlier than thirty (30) days after any Incremental Term Loan Notification Date (unless a shorter period is agreed to by all the affected Incremental Term Lenders), on which each of the Incremental Term Lenders makes Incremental Term Loans to the Borrower pursuant to Section 2.8.
“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.8.
“Incremental Term Loans” has the meaning assigned thereto in Section 2.8.
“Incremental Term Loan Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Incremental Term Loan Notification” means the written notice by the Borrower of its request to borrow Incremental Term Loans pursuant to Section 2.8.
“Incremental Term Loan Notification Date” means the date on which the Incremental Term Loan Notification is received by the Administrative Agent.
“Incremental Term Loan Percentage” means, as to any Incremental Term Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Incremental Term Lender to (b) the Incremental Term Loan Commitments of all Incremental Term Lenders.
“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non‑competition, earn‑out or similar

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agreements), except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the applicable Person;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;
(e)    all Guaranty Obligations of any such Person;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
(g)    all mandatory obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Disqualified Capital Stock of such Person; and
(h)    all net obligations incurred by any such Person pursuant to Hedging Agreements
;provided that Indebtedness shall not include minimum purchase contracts entered into in the ordinary course of business and consistent with past practice to the extent the aggregate amount of remaining obligations under each such individual contract does not exceed $1,000,000; provided, further, that no obligations in respect of Hedging Agreements shall be included in any determination of the Borrower’s and its Subsidiaries’ compliance with Article IX hereof. For the avoidance of doubt, Indebtedness shall be calculated subject to the proviso included in the definition of “Capital Lease.” For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person. The amount of any net obligation of any Person under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, that are (a) imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning assigned thereto in Section 13.12.
“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

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“Interest Period” has the meaning assigned thereto in Section 4.1(b).
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Investment” has the meaning assigned thereto in Section 10.3.
“IRS” means the United States Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means each of (x) SunTrust Bank, (y) Bank of America, N.A. and (z) each other Lender that agrees to act as an Issuing Lender and that is approved by the Borrower and the Administrative Agent, each in its capacity as issuer of any Letter of Credit, or any successor thereto.
“L/C Commitment” means the aggregate of the Dollar Tranche L/C Commitment and the Designated Currency Tranche L/C Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to a Tranche, the collective reference to all the Revolving Credit Lenders under such Tranche, other than the Issuing Lenders under such Tranche.
“Lender” means each Person executing this Agreement as a Lender (including, without limitation, an Issuing Lender, and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, 2.8 or 13.11.
“Lender Addition and Acknowledgement Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to Section 2.7 and/or Section 2.8 by the Borrower and any existing Lender or New Lender committing to provide an increase in the Revolving Credit Commitment and/or Incremental Term Loans and, in each case, acknowledged by the Administrative Agent and each Guarantor, (a) setting forth the terms and conditions of (i) any increase in the Revolving Credit Commitment pursuant to Section 2.7 and/or (ii) any Incremental Term Loans pursuant to Section 2.8 and (b) acknowledging that any New Lender shall be a party hereto and have the rights (including, without limitation, voting rights) and obligations of a Lender hereunder.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

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“Letters of Credit” has the meaning assigned thereto in Section 3.1.
“Leverage Ratio Increase Requirements” means, in connection with any request by the Borrower to increase the Maximum Net Leverage Ratio under Section 9.1 by 0.25 for a two consecutive fiscal quarter period, the following:
(i)    the Borrower delivers such request in writing to the Administrative Agent at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the date on which such request is to be given effect;
(ii)    such request is delivered in connection with a Permitted Acquisition with an aggregate amount of cash consideration and any assumed debt, earn‑outs (valued at an amount reasonably determined in good faith by the Borrower to be payable in connection with such earn‑outs) and deferred payments of at least $50,000,000;
(iii)    such election is made no more than three times during the term of this Agreement;
(iv)    such election is only given effect for the two consecutive fiscal quarter period following the date on which the applicable Permitted Acquisition is consummated (by way of example only, if the Permitted Acquisition is consummated on May 15, 2014, for the fiscal quarters ending June 30, 2014 and September 30, 2014); and
(v)    only one such election may be given effect during any two consecutive fiscal quarter period.
“LIBOR” means
(x) with respect to Revolving Credit Loans under the Dollar Tranche and the Term Loan, (i) the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); and
(y) with respect to Loans under the Designated Currency Tranche, the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (or, in the case of such Loans denominated in Pounds Sterling, on the first day of such Interest Period) divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, that, with respect to any Loan under the Designated Currency Tranche, the reserve requirements may include the Mandatory Cost.

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If the rate referred to in clause (x)(i) or (y)(i) above is not available at any such time for any reason, then the rate referred to in such clause shall instead be the interest rate per annum determined by the Administrative Agent as the rate that would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (Atlanta, Georgia time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate plus the Applicable Margin.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Security Documents, each Lender Addition and Acknowledgement Agreement (if any) and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (other than any agreement, document, certificate or instrument related to a Bank Product), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan, the Swingline Loans, and the Incremental Term Loans, if any, and “Loan” means any of such Loans.
“Local Time” means Atlanta, Georgia time other than with respect a Loan under the Designated Currency Tranche, in which case “Local Time” means London, England time unless otherwise notified by the Administrative Agent.
“Mandatory Cost” is described in Schedule 1.3.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, or (c) the legality, validity, binding effect or enforceability of any Loan Document.
“Material Contract” means any written contract or other agreement of the Borrower or any of its Subsidiaries, the failure by the Borrower or any of its Subsidiaries to comply with which would reasonably be expected to have a Material Adverse Effect.
“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that (a) individually (i) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year or (b) collectively with all other Domestic Subsidiaries that are not Material Domestic Subsidiaries (i) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than fifteen percent (15%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year.

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“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that (a) individually (i) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year or (b) collectively with all other Foreign Subsidiaries that are not Material Foreign Subsidiaries (i) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than fifteen percent (15%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year.
“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.
“Maturity Date” means the earliest to occur of (a) February 28, 2019, (b) the date of termination by the Borrower pursuant to Section 2.5, and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.
“Net Leverage Ratio” has the meaning assigned thereto in Section 9.1.
“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non‑cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out‑of‑pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset (or a portion thereof) or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable

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to such event (as determined reasonably and in good faith by the Borrower’s chief financial officer, corporate controller, treasurer or assistant treasurer).
“New Lender” means any bank, financial institution or investment fund committing to make Extensions of Credit pursuant to Section 2.7 or Section 2.8 that was not a Lender as of the applicable Revolving Credit Increase Effective Date or Incremental Term Loan Effective Date relating to such Extensions of Credit.
“Non‑Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.2 and (ii) has been approved by the Required Lenders.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means a Revolving Credit Note, Term Loan Note, Swingline Note, or Incremental Term Loan Note, if any.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Bank Product Debt and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer, corporate controller, assistant treasurer or the treasurer of the Borrower substantially in the form of Exhibit F.
“One Month LIBOR Index Rate” shall mean a rate per annum equal to the one-month LIBOR which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two (2) Business Days prior to the date of any Borrowing and the first Business Day of each calendar month thereafter.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Original Currency” has the meaning assigned thereto in Section 4.4.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Extension of Credit plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Participant” has the meaning assigned thereto in Section 13.11(d).
“Participant Register” has the meaning assigned thereto in Section 13.11(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107‑56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Payment Event of Default” means any Event of Default specified in Section 11.1(a) or (b).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Borrower or any of its current or former ERISA Affiliates.
“Permitted Acquisitions” means the acquisitions permitted pursuant to Section 10.3(g).
“Permitted Liens” means the Liens permitted pursuant to Section 10.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pledge Agreement” means that certain pledge agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the Lenders,

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substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prepayment Event” means:
(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party in excess of $10,000,000 with respect to any individual sale, transfer or disposition, or $25,000,000 in the aggregate with respect to all such sales, transfers and assignments, in each case during a fiscal year, other than dispositions described in Section 10.5 (a) through (h); or
(b)    the incurrence by the Borrower or any Subsidiary of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 10.1.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning assigned thereto in Section 13.11(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned thereto in Section 12.9(b).
“Required Lenders” means, at any date, any combination of Lenders who hold in the aggregate more than fifty percent (50%) of the sum of (a) the Commitments and (b) the aggregate outstanding Extensions of Credit under the Term Loan and the Incremental Term Loans, or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning assigned thereto in Section 12.9(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party or any other officer of a Credit Party designated by the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Revolving Credit Commitment” means the Dollar Tranche Revolving Credit Commitment and the Designated Currency Tranche Revolving Credit Commitment.

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“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.
“Revolving Credit Facility” means the Dollar Tranche Revolving Credit Facility and the Designated Currency Tranche Revolving Credit Facility.
“Revolving Credit Increase Effective Date” means the date, which shall be a Business Day, on or prior to the date that is three (3) months prior to the Maturity Date, but no earlier than thirty (30) days after any Revolving Credit Increase Notification Date (unless a shorter period is agreed to by all affected Increasing Revolving Lenders), on which each of the Increasing Revolving Lenders increase (or, in the case of New Revolving Lenders, provide) their respective Revolving Credit Commitments to the Borrower pursuant to Section 2.7.
“Revolving Credit Increase Notification” means the written notice by the Borrower of its desire to increase the Revolving Credit Commitment pursuant to Section 2.7.
“Revolving Credit Increase Notification Date” means the date on which the Revolving Credit Increase Notification is received by the Administrative Agent.
“Revolving Credit Lender” means any Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender.
“Revolving Credit Loans” means any Dollar Tranche Revolving Credit Loans or Designated Currency Tranche Revolving Credit Loans, as the context requires.
“Revolving Credit Note” means a Dollar Tranche Revolving Credit Note or Designated Currency Tranche Revolving Credit Note, as applicable.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Sanctioned Country” means a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“Security Documents” means the collective reference to the Guaranty Agreement, the Pledge Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in Capital Stock securing the Obligations or any such Person purports to guaranty

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the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Senior Officer” means the chief executive officer, president or chief financial officer of the Borrower.
“Solvent” means, with respect to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“Specified Credit Party” shall mean each Credit Party that is, at the time on which the relevant Guaranty Agreement or grant of the relevant security interest under the Loan Documents by such Credit Party becomes effective with respect to a Hedging Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 2.12 of the Guaranty Agreement.
“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on subordination terms reasonably satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Borrower” has the meaning set forth in Section 2.9.
“Swingline Commitment” means the lesser of (a) Twenty Five Million Dollars ($25,000,000) and (b) the Dollar Tranche Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means SunTrust Bank in its capacity as swingline lender hereunder.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A‑2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

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“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“TARGET” means the Trans‑European Automated Real‑time Gross Settlement Express transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means except for any such event or condition that would not reasonably be expected to have a Material Adverse Effect: (a) with respect to a Pension Plan, a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) with respect to a Credit Party, the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the partial or complete withdrawal of the Borrower or of any ERISA Affiliate from a Multiemployer Plan if there is any potential withdrawal liability would reasonably be expected to be asserted by such plan thereof, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Hedging Agreements, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make the Term Loan for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1.1, as such Term Loan Commitment may be reduced at any time or from time to time pursuant to the terms hereof, and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make the Term Loan, as such amount may be reduced at any time or from time to time pursuant to the terms hereof.

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“Term Loan Commitment Percentage” means, as to any Term Loan Lender at any time, the ratio of (a) the amount of the Term Loan Commitment of such Term Loan Lender to (b) the Term Loan Commitments of all Term Loan Lenders.
“Term Loan Credit Facility” means the term loan credit facility established pursuant to Article II, but excluding the Revolving Credit Facility, the Swingline Facility, and any Incremental Term Loan Facility.
“Term Loan Lender” means any Lender with a Term Loan Commitment.
“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit A‑3 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan” means the term loan made to the Borrower pursuant to Section 2.1(b).
“Total Funded Net Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries minus (a) Indebtedness of the type described in clause (b) of the definition of Indebtedness, (b) Indebtedness of the type described in clause (d) of the definition of Indebtedness and (c) Cash on Hand in excess of $25,000,000, provided, however, in no event shall the deduction pursuant to this clause (c) exceed $75,000,000.
“Tranche” means the Dollar Tranche or the Designated Currency Tranche, as applicable.
“Transaction Costs” means, without duplication, all transaction fees, charges and other amounts related to (1) this Agreement and the other Loan Documents, and (2) any Permitted Acquisition where the purchase price therefor or aggregate consideration in respect thereof exceeds $50,000,000, which fees, charges and other amounts shall include, without limitation, (a) any financing fees, merger and acquisition fees (including consulting, advisory or brokerage fees), legal fees and expenses, due diligence fees or any other reasonably related fees and expenses during such period in connection therewith), (b) the aggregate amount of all payments funded from the earnings of the Borrower and its Subsidiaries and made during such period in connection with any Permitted Acquisition, including, without limitation, indemnity payments, working capital and purchase price adjustments, earn outs or other contingent payments, and (c) restructuring and business optimization expenses, including any cost savings and synergies projected by the Borrower in good faith to be realized as a result of any such Permitted Acquisition and any non‑recurring restructuring and integration costs and expenses approved by the Administrative Agent in its sole discretion; provided, however, that (i) all such Transaction Costs shall be included, if at all, in any determination of EBITDA during the four consecutive quarter period following the applicable acquisition (including, without limitation, the quarter in which such acquisition occurs), and (ii) with respect to any Permitted Acquisition subject hereto, the aggregate amount of cash Transaction Costs in respect of such Permitted Acquisition that may be added back to EBITDA shall not exceed 10% of pro forma Consolidated EBITDA for the Borrower and its Subsidiaries (giving effect to such Permitted Acquisition).
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.
“UCC” means the Uniform Commercial Code as in effect in the State of New York or appropriate governing state, as amended or modified from time to time.

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“United States” means the United States of America.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 4.11.
“Wholly‑Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly‑Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the

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application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    [Intentionally Omitted].
SECTION 1.8    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit therefor (at the time specified therefor in such applicable Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE II

CREDIT FACILITIES
SECTION 2.1    Loans.
(a)    Dollar Tranche Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Dollar Tranche Revolving Credit Lender severally agrees to make Dollar Tranche Revolving Credit Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that, (a) the aggregate principal amount of all outstanding Dollar Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Swingline Loans and Dollar Tranche L/C Obligations, (b) the principal amount of outstanding Dollar Tranche Revolving Credit Loans from any Dollar Tranche Revolving Credit Lender to the Borrower shall not at any time exceed such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment less such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of outstanding Dollar Tranche L/C Obligations and outstanding Swingline Loans, (c) the aggregate

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principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Dollar Tranche Revolving Credit Loan by a Dollar Tranche Revolving Credit Lender shall be in a principal amount equal to such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Dollar Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Dollar Tranche Revolving Credit Loans hereunder until the Maturity Date.
(b)    Designated Currency Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Designated Currency Tranche Revolving Credit Lender severally agrees to make Designated Currency Tranche Revolving Credit Loans to the Borrower in Agreed Currencies from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that, (a) the aggregate principal amount of all outstanding Designated Currency Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Designated Currency Tranche Revolving Credit Commitment less all then outstanding Designated Currency Tranche L/C Obligations, (b) the principal amount of outstanding Designated Currency Tranche Revolving Credit Loans from any Designated Currency Tranche Revolving Credit Lender to the Borrower shall not at any time exceed such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment less such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment Percentage of outstanding Designated Currency Tranche L/C Obligations, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Designated Currency Tranche Revolving Credit Loan by a Designated Currency Tranche Revolving Credit Lender shall be in a principal amount equal to such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Designated Currency Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Designated Currency Tranche Revolving Credit Loans hereunder until the Maturity Date. The Administrative Agent will determine the Dollar Amount of each borrowing of Designated Currency Tranche Revolving Credit Loans as of the date two (2) Business Days prior to the date of such borrowing or, if applicable, the date of continuation or conversion of any such borrowing, and all Designated Currency Tranche Revolving Credit Loans on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon the instruction of the Required Lenders or a majority (based on Commitments, and if Commitments have been terminated, by outstandings) of the Designated Currency Revolving Credit Lenders (excluding Defaulting Lenders). Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in this

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paragraph is herein described as a “Computation Date” with respect to each Designated Currency Tranche Revolving Credit Loan (including payments of interest and fees thereon and in connection therewith) for which a Dollar Amount is determined on or as of such day.
(c)    Term Loan. Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.3 hereof) and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make a Term Loan to the Borrower in Dollars on the Closing Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of the outstanding Term Loan shall not exceed the Term Loan Commitment and (b) the principal amount of the outstanding Term Loan from any Term Loan Lender to the Borrower shall not at any time exceed such Term Loan Lender’s Term Loan Commitment. The Term Loan made by a Term Loan Lender shall be in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loan. The Term Loan may not be repaid and subsequently reborrowed. The aggregate Term Loan Commitment shall be permanently reduced by the principal amount of any Term Loan extended hereunder.
SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees, in its sole discretion, to make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Dollar Tranche Revolving Credit Loans and the Dollar Tranche L/C Obligations and (ii) the Swingline Commitment.
(b)    Refunding.
(i)    Swingline Loans shall be refunded in Dollars by the Dollar Tranche Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Dollar Tranche Revolving Credit Lenders in accordance with their respective Dollar Tranche Revolving Credit Commitment Percentages and shall thereafter be reflected as Dollar Tranche Revolving Credit Loans of the Dollar Tranche Revolving Credit Lenders on the books and records of the Administrative Agent. Each Dollar Tranche Revolving Credit Lender shall fund its respective Dollar Tranche Revolving Credit Commitment Percentage of Dollar Tranche Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. Local Time on the next succeeding Business Day after such demand is made. No Dollar Tranche Revolving Credit Lender’s obligation to fund its respective Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Dollar Tranche Revolving Credit Lender’s failure to fund its Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Dollar Tranche Revolving Credit Lender to fund its Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan.

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(ii)    The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Dollar Tranche Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Dollar Tranche Revolving Credit Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived in accordance with Section 13.2).
(iii)    Each Dollar Tranche Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non‑satisfaction of the conditions set forth in Article V. Further, each Dollar Tranche Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Dollar Tranche Revolving Credit Lender will, on the date the applicable Dollar Tranche Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Dollar Tranche Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Dollar Tranche Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Dollar Tranche Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Dollar Tranche Revolving Credit Lender such Dollar Tranche Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Dollar Tranche Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Dollar Tranche Revolving Credit Lender’s participating interest was outstanding and funded).
(c)    Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to Cash Collateralize the outstanding Swingline Loans pursuant to Section 4.13.
SECTION 2.3    Procedure for Advances of Revolving Credit Loans, Term Loan, and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) (i) not later than 11:00 a.m. Local Time on the same Business Day as each Base Rate Loan under the Dollar Tranche or under the Designated Currency Tranche if the Agreed Currency is Dollars, (ii) not later than 11:00 a.m. Local Time at least three (3) Business Days before each LIBOR Rate Loan under the Dollar Tranche or under the Designated Currency Tranche if the Agreed

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Currency is Dollars or if in respect of the Term Loan or Incremental Term Loans, (iii) not later than 11:00 a.m. Local Time at least four (4) Business Days before each Loan under the Designated Currency Tranche (other than Loans under the Designated Currency Tranche for which the Agreed Currency is Dollars) and (iv) not later than 2:00 p.m. Local Time on the same Business Day as each Swingline Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal Dollar Amount of $2,500,000 or a whole multiple of $100,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Dollar Tranche Revolving Credit Loan, a Designated Currency Tranche Revolving Credit Loan, the Term Loan, or a Swingline Loan, (D) in the case of a Dollar Tranche Revolving Credit Loan or the Term Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, and (F) in the case of a Designated Currency Tranche Revolving Credit Loan, the Agreed Currency thereof. The Base Rate shall not be available under the Designated Currency Tranche. A Notice of Borrowing received after 11:00 a.m. Local Time (or 2:00 p.m. Local Time with respect to Swingline Loans) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the appropriate Lenders of each Notice of Borrowing. The Administrative Agent agrees that the Borrower may submit a single Notice of Borrowing for borrowings under the Dollar Tranche and the Designated Currency Tranche if the Agreed Currency is Dollars; provided, that, if the Borrower delivers a single Notice of Borrowing, the Administrative Agent shall deem the Borrower to have requested that such Revolving Loan be applied first to the Dollar Tranche Revolving Loan Commitments and second to the Designated Currency Tranche Revolving Credit Commitments.
(b)    Disbursement of Revolving Credit Loans, Term Loan, and Swingline Loans. Not later than 1:00 p.m. Local Time (or 4:00 p.m. Local Time in the case of clause (iii) below) on the proposed borrowing date, (i) each Revolving Credit Lender under the applicable Tranche will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent (which, for the Designated Currency Tranche, shall be the Designated Currency Payment Office) in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date, (ii) each Term Loan Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan to be made on such borrowing date, and (iii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account(s) of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan, Term Loan, or Swingline Loan requested pursuant to this Section to the extent that any Revolving Credit Lender, Term Loan Lender, or Swingline Lender, as applicable, has not made available to the Administrative Agent its Revolving Credit

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Commitment Percentage, Term Loan Commitment Percentage or other applicable amount in respect of such Loan. Dollar Tranche Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).
SECTION 2.4    Repayment of Loans.
(a)    Repayment on Maturity Date; Scheduled Term Loan Principal Payments. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans and the Term Loan in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon. On the last Business Day of each calendar quarter during the term of this Agreement, commencing on June 30, 2014, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Term Loan Lenders, a portion of the then aggregate outstanding principal balance of the Term Loan in an amount equal to $1,093,750 for each such quarterly payment, as any such installment may be reduced pursuant to Section 2.4(b)(ii) or Section 2.4(c) hereof. Each such payment shall permanently reduce the outstanding principal amount of the Term Loan.
(b)    Mandatory Repayment of Loans.
(i)    If (a) at any time, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, (b) at any time, the outstanding principal amount of all Dollar Tranche Revolving Credit Loans plus the sum of all outstanding Swingline Loans and Dollar Tranche L/C Obligations exceeds the Dollar Tranche Revolving Credit Commitment or (c) on any Computation Date, the outstanding principal amount of all Designated Currency Tranche Revolving Credit Loans plus the all Designated Currency Tranche L/C Obligations exceeds 105% of the Designated Currency Tranche Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of all outstanding Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b), and such cash collateral to be shared ratably between Letters of Credit issued and outstanding under the Dollar Tranche and the Designated Currency Tranche).
(ii)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly, and in any event within five (5) Business Days after such Net Proceeds are received by the Borrower or such Subsidiary, prepay the Term Loan as set forth below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if a Responsible Officer of the Borrower shall deliver to the Administrative Agent a certificate to the effect that the Borrower or the applicable Subsidiary, as the case may be, intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or

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other assets (excluding inventory) to be used or useful in the business of the Borrower or the applicable Subsidiary, as the case may be, or to consummate a Permitted Acquisition, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent any such Net Proceeds have not been so applied by the end of such 360‑day period, then a prepayment shall be required at the end of such period in an amount equal to such Net Proceeds that have not been so applied. All prepayments under this clause (ii) shall be applied to prepay the Term Loan (to be applied to installments thereof pro rata). No prepayments shall be required under this clause (ii) subsequent to the termination or expiry of the Term Loan Commitments and the full repayment of the outstanding Term Loan.
Notwithstanding any other provisions of this Section 2.4(b)(i) to the contrary, (i) to the extent that any Net Proceeds in respect of any Prepayment Event by a Foreign Subsidiary is prohibited or delayed by Applicable Law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay the Term Loan at the times provided above but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the Applicable Law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the Applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the Applicable Law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loan pursuant to Section 2.4(b)(i), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax consequence, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary.
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay, without premium or penalty but including any amount required to be paid pursuant to Section 4.9 hereof, Revolving Credit Loans, the Term Loan, and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. Local Time (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan under the Dollar Tranche, and (iii) at least four (4) Business Days before each Loan under the Designated Currency Tranche, specifying the date and amount of prepayment and whether the prepayment is of Dollar Tranche Loans, Designated Currency Loans, LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Dollar Tranche Revolving Credit Lender, each Designated Currency Tranche Revolving Credit Lender, Term Loan Lender, or Swingline Lender, as applicable. In the absence of direction otherwise in such Notice of Prepayment, any optional prepayment of Term Loans under this Section 2.04(c) shall be applied to the remaining installments in order of maturity. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate Dollar Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) and LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. Local Time shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any Notice of Prepayment if such prepayment would have resulted from a refinancing of a Credit Facility, which refinancing shall not be

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consummated or otherwise shall be delayed; provided, that the Borrower shall pay all amounts required pursuant to Section 4.9 as a result of the rescission or postponement of such notice.
(d)    Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
(e)    Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.
SECTION 2.5    Permanent Reduction of the Commitments.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, but including any amount required to be paid pursuant to Section 4.9 hereof, (i) the entire Revolving Credit Commitment under both Tranches (with a corresponding permanent reduction of the Swingline Commitment) at any time or (ii) portions of the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment, from time to time, in each case in an aggregate principal Dollar Amount of not less than $2,500,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Dollar Tranche Revolving Credit Commitment or the Designated Currency Revolving Credit Commitment, as applicable, shall be applied to the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment of each Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender according to its Dollar Tranche Revolving Credit Commitment Percentage or Designated Currency Tranche Revolving Credit Commitment Percentage, as applicable. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
(b)    Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans, and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment (and, if applicable, the Swingline Commitment), as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). If only one Tranche is being reduced, such cash collateral shall be applied toward the Letters of Credit issued under such Tranche. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitments and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

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SECTION 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility (including the Swingline Facility) shall terminate on the Maturity Date.
SECTION 2.7    Increase of Revolving Credit Commitment.
(a)    As an alternative to, or in addition to, Section 2.8 below, subject to the conditions set forth below, at any time prior to the date that is three (3) months prior to the Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to a Revolving Credit Increase Notification, to request an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrower. Such Revolving Credit Increase Notification shall specify the applicable Revolving Credit Increase Effective Date and shall also specify the Tranche subject to increase; provided, that if the Borrower seeks to increase both Tranches, it shall indicate how such increase is to be allocated between the Tranches.
(b)    Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Lenders”), in each case in accordance with this Section 2.7; provided that no Revolving Credit Lender shall have any obligation to provide any portion of such increase, and a Revolving Credit Lender may agree to only increase its Commitment under a single Tranche.
(c)    The following terms and conditions shall apply to each increase in the Revolving Credit Commitment:
(i)    such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;
(ii)    the Administrative Agent shall have received from the Borrower updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Revolving Credit Increase Effective Date and after giving effect to any such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made or to be made in connection therewith, the Borrower will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;
(iii)    no Default or Event of Default shall have occurred and be continuing as of the applicable Revolving Credit Increase Effective Date and immediately after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made in connection therewith;
(iv)    the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms

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speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date);
(v)    in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 exceed (i) $200,000,000 less (ii) the sum of (A) the aggregate principal amount of all Incremental Term Loans made pursuant to Section 2.8 and (B) the aggregate principal amount of all prior increases to the Revolving Credit Commitment made pursuant to this Section 2.7;
(vi)    the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;
(vii)    in no event shall the aggregate number of increases in the Revolving Credit Commitment pursuant to this Section 2.7 plus the number of Incremental Term Loans made pursuant to Section 2.8 exceed five (5);
(viii)    unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment;
(ix)    the Borrower and each Increasing Revolving Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register;
(x)    the Administrative Agent shall have received any documents or information, including any joinder agreement and opinions of counsel, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and
(xi)    the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations under the applicable Tranche will be reallocated by the Administrative Agent on the applicable Revolving Credit Increase Effective Date among the Revolving Credit Lenders subject to such Tranche in accordance with their revised Revolving Credit Commitment Percentages in respect of such Tranche (and the Revolving Credit Lenders under such Tranche agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment).
(d)    Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on behalf of the Revolving Credit Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders materially adversely affected thereby in accordance with Section 13.2 hereof.
(e)    Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Revolving Credit Increase Effective Date, (i) each Increasing Revolving Lender shall have a Revolving Credit Commitment

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as set forth in the Register and all the rights and obligations of a Revolving Credit Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of the increased portion of the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate as determined and agreed to at the time of such increase by the Borrower and each Increasing Revolving Lender.
(f)    The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).
(g)    Upon the request of any Increasing Revolving Lender, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Revolving Credit Lender or with respect to any New Lender, a new Revolving Credit Note or Revolving Credit Notes to the order of the applicable Revolving Credit Lenders in amounts equal to the Revolving Credit Commitment of such Revolving Credit Lenders as set forth in the Register. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the Revolving Credit Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Borrower.
(h)    The Applicable Margin and pricing grid for the additional Revolving Credit Commitments (and corresponding Loans) shall be the same as the Applicable Margin and pricing grid for the Revolving Credit Commitments (and corresponding Loans) in effect prior to the increase thereof unless the Applicable Margin and pricing grid for the Revolving Credit Commitment (and corresponding Loan) as in effect prior to the increase thereof are increased to an amount that is equal to the Applicable Margin and pricing grid for such additional Revolving Credit Commitments (and corresponding Loans), it being agreed that the consent of any Lender that is not an Increasing Revolving Lender shall not be required for any amendment required to effect the foregoing.
SECTION 2.8    Optional Incremental Term Loans.
(a)    As an alternative to, or in addition to, Section 2.7 above, subject to the conditions set forth below, at any time prior to the date that is 3 months prior to the Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to an Incremental Term Loan Notification, to request term loans in an aggregate principal amount as may be specified by the Borrower (such term loans, the “Incremental Term Loans”). Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on or prior to such date, the Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan.
(b)    Each Incremental Term Loan shall be obtained from existing Lenders or from New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Lenders providing Incremental Term Loans, the “Incremental Term Lenders”), in each case in accordance with this Section 2.8; provided that no Lender shall have any obligation to provide any portion of such Incremental Term Loans.
(c)    The following terms and conditions shall apply to each Incremental Term Loan:

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(i)    such Incremental Term Loan made pursuant to this Section 2.8 shall constitute an Obligation of the Borrower and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;
(ii)    the Administrative Agent shall have received from the Borrower updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Incremental Term Loan Effective Date and after giving effect to any such Incremental Term Loan (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7), the Borrower will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;
(iii)    no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date and immediately after giving effect to the making of any such Incremental Term Loans (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7);
(iv)    the representations and warranties made by each Credit Party in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date);
(v)    in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 exceed (i) $200,000,000 less (ii) the sum of (A) the aggregate principal amount of all prior or simultaneous increases in the Revolving Credit Commitment made pursuant to Section 2.7 and (B) the aggregate principal amount of all prior Incremental Term Loans made pursuant to Section 2.8;
(vi)    the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;
(vii)    in no event shall the aggregate number of Incremental Term Loans made pursuant to this Section 2.8 plus the number of increases in the Revolving Credit Commitment pursuant to Section 2.7 exceed five (5);
(viii)    unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;
(ix)    each Incremental Term Loan shall be made on the applicable Incremental Term Loan Effective Date specified in the Incremental Term Loan Notification and will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Borrower, but such Incremental Term Loan will not in any event have a maturity date earlier than the Maturity Date;

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(x)    the Borrower and each Incremental Term Lender shall execute and deliver a Lender Addition and Acknowledgment Agreement to the Administrative Agent, for its acceptance and recording in the Register; and
(xi)    the Administrative Agent shall have received any documents or information, including any joinder agreements and opinions of counsel, in connection with such Incremental Term Loan as it may request in its reasonable discretion.
(d)    Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the Incremental Term Loan pursuant to this Section 2.8 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2 hereof.
(e)    Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Lenders shall make the Incremental Term Loans to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.
(f)    The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).
(g)    Upon the request of any Incremental Term Lender, the Borrower shall execute and deliver to the Administrative Agent Incremental Term Loan Notes to the order of such applicable Incremental Term Lenders in amounts equal to the Incremental Term Loans of such Incremental Term Lenders as set forth in the Register. Such Incremental Term Loan Note or Incremental Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Incremental Term Loans and shall be dated as of the Incremental Term Loan Effective Date.
(h)    The Applicable Margin and pricing grid, if applicable, for the Incremental Term Loans shall be determined on the applicable Incremental Term Loan Effective Date; provided, however, that the Applicable Margin and pricing grid, if any, for any Incremental Term Loan shall not exceed the Applicable Margin and pricing grid for the Term Loans and the Revolving Credit Commitment by more than 50 basis points unless the Applicable Margin and pricing grid for the Term Loan and Revolving Credit Commitment are increased to an amount that is no more than 50 basis points less than the Applicable Margin and pricing grid for the applicable Incremental Term Loan.
SECTION 2.9    Additional Borrowers. The Borrower may from time to time request that a Subsidiary be added to this Agreement and the other Loan Documents as an additional Borrower with the ability to request and receive Extensions of Credit from the Lenders (each, a “Subsidiary Borrower”). No more than five (5) requests shall be delivered during the term of this Agreement. Each such request shall be delivered in writing to the Administrative Agent and the Lenders and shall specify the name of such Subsidiary, such Subsidiary’s jurisdiction of organization, the Tranche under which such Subsidiary would be able to request and receive Extensions of Credit from the Lenders, and the Business Day on which the

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Borrower would like such joinder to be given effect. Such request shall be delivered at least thirty (30) days prior to the date on which the Borrower wishes to join such Subsidiary Borrower hereto. The Administrative Agent and the Lenders, subsequent to their receipt of such request, may ask the Borrower for additional information related to the proposed Subsidiary Borrower in their respective reasonable discretion. Taxes resulting from payments to any Lender by any such Subsidiary Borrower shall not be treated as Indemnified Taxes to the extent that Taxes resulting from such payment would have been Excluded Taxes if such payments had been made by the Borrower. In addition, no Lender shall be required to make Extensions of Credit to such Subsidiary Borrower if such Lender shall have given notice to the Administrative Agent and the Borrower within fifteen (15) Business Days after its receipt of the request to join such Subsidiary Borrower hereto that such Lender has determined in good faith that it would be subject, in making Extensions of Credit to such Subsidiary Borrower, to (i) regulatory or legal limitations or restrictions, (ii) material internal operations burdens or (iii) material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Subsidiary Borrower or the nature of its activities. If all of the Lenders under the applicable Tranche inform the Administrative Agent and the Borrower that they are subject to such regulatory, legal or other burdens or limitations and restrictions or are otherwise disadvantaged as described above, then such Subsidiary Borrower shall not be joined hereto. If only a subset of the Lenders are unable to make Extensions of Credit to such Subsidiary Borrower as a result of the foregoing, then the Administrative Agent shall have the right to adjust (including, without limitation, further tranching hereof) the provisions of Article II and the other terms and conditions of this Agreement as it may reasonably determine to enable the Lenders that are able to make Extensions of Credit to such Subsidiary Borrower without becoming subject to any such regulatory or any legal restriction or limitation or such burden or financial disadvantage, and without causing the Borrower or any Subsidiary Borrower to incur any such disadvantages of its own (including any such disadvantage in the form of being required to indemnify Lenders for withholding payments including Taxes), to make Extensions of Credit available to such Subsidiary Borrower on a non‑pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders. In order to join a Subsidiary Borrower hereto, the Borrower shall cause the delivery of the following to the Administrative Agent and the Lenders at least ten (10) Business Days prior to the date on which the Borrower has requested that such joinder be given effect: (i) a joinder agreement executed by the Borrower, the applicable Subsidiary Borrower and the Administrative Agent, in form and substance reasonably acceptable to each of them, pursuant to which such Subsidiary Borrower shall agree to be bound by the terms and conditions hereof and shall be entitled to request and receive Extensions of Credit hereunder; (ii) appropriate Notes made by such Subsidiary Borrower in favor of the applicable Lenders; (iii) organizational documents, resolutions, incumbency certificates and other similar corporate documents in respect of such Subsidiary Borrower, each in form and substance reasonably acceptable to the Administrative Agent, (iv) opinions of counsel for the Subsidiary Borrower in form and substance reasonably acceptable to the Administrative Agent; (v) documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act; (vi) no‑default certificates, borrowing requests and other similar deliverables as required for the Borrower under Sections 5.1 and 5.2; and (vii) such other agreements, documents and instruments reasonably requested by the Administrative Agent. Upon satisfaction of the requirements set forth in this Section 2.9, the applicable Subsidiary Borrower shall for all purposes of this Agreement be a party to this Agreement. The Borrower and the Administrative Agent may enter into an amendment hereto, in form and substance reasonably acceptable to each of them, to give further effect to the addition of such Subsidiary Borrower hereto, and the Lenders authorize the Administrative Agent to enter into such an amendment; provided, however, that such amendment shall be technical and ministerial in nature and shall be focused solely on appropriately inserting the Subsidiary Borrower into this Agreement and the other Loan Documents. The Borrower shall guarantee the Obligations of each Subsidiary Borrower on terms and conditions reasonably acceptable to the Administrative Agent. Each Subsidiary that is or becomes a Subsidiary Borrower pursuant hereto hereby

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irrevocably appoints the Borrower as its agent for all purposes relevant to this Agreement and each related document, including service of process. For the avoidance of doubt, no Lender shall be required to make any Extensions of Credit to any Subsidiary Borrower if in contravention of Applicable Laws.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.1    L/C Commitment. Subject to the terms and conditions hereof (including Section 2.4 hereof), each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders under its Tranche set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations under its Tranche would exceed the L/C Commitment for its Tranche, (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment, (c) if issued under the Dollar Tranche, the aggregate principal amount of outstanding Dollar Tranche Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of Dollar Tranche L/C Obligations would exceed the Dollar Tranche Revolving Credit Commitment, and (d) if issued under the Designated Currency Tranche, the aggregate principal amount of outstanding Designated Currency Tranche Revolving Credit Loans, plus the aggregate amount of Designated Currency Tranche L/C Obligations would exceed the Designated Currency Tranche Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars if issued under the Dollar Tranche, or Dollars or any other Agreed Currency acceptable to the applicable Issuing Lender if issued under the Designated Currency Tranche, (ii) be issued in a minimum amount of $100,000 or such other amount agreed to by the Borrower and the applicable Issuing Lender, (iii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iv) expire no later than the earlier of: (A) one (1) year after its date of issuance or (B) the fifth (5th) Business Day prior to the Maturity Date and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any Existing Letters of Credit, unless the context otherwise requires. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, an Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the applicable Issuing Lender or the relevant Lender or (y) reimburse each amount under or in connection with the applicable Letter of Credit in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such amount arises.
SECTION 3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing

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Lender may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Section 5.2, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender under the applicable Tranche of the issuance and upon request by any Revolving Credit Lender under such Tranche, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.
SECTION 3.3    Commissions and Other Charges.
(f)    Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lenders and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the undrawn face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lenders and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages under their respective Tranches.
(g)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender, a facing fee, which shall accrue at the rate set forth in the Fee Letter on the amount equal to the undrawn face amount of such Letter of Credit, as well as the Issuing Lender’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
(h)    Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
SECTION 3.4    L/C Participations.
(c)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant under its Tranche, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant under such Tranche irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage under its Tranche in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender under its applicable Tranche and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender under its Tranche that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full

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by the Borrower through a Revolving Credit Loan under the applicable Tranche or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage under such Tranche of the amount of such draft, or any part thereof, which is not so reimbursed; provided that, with respect to the reimbursement of a draft under the Designated Currency Tranche, the payment by such L/C Participant may be made either (x) on demand, in the Equivalent Amount of the applicable Foreign Currency, or (y) within three days of such demand, in the applicable Foreign Currency.
(d)    Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify each L/C Participant under the applicable Tranche of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate if under the Dollar Tranche, and the Overnight Foreign Currency Rate if under the Designated Currency Tranche, in either case as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants under the applicable Tranche receive notice that any such payment is due (A) prior to 1:00 p.m. Local Time on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. Local Time on any Business Day, such payment shall be due on the following Business Day; provided that, with respect to the reimbursement of a draft under the Designated Currency Tranche, the payment by such L/C Participant may be made either (x) as set forth in clauses (A) and (B) above, in the Equivalent Amount of the applicable Foreign Currency, or (y) three days after receipt of such notice, in the applicable Foreign Currency.
(e)    Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant under the applicable Tranche its Revolving Credit Commitment Percentage under such Tranche of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant under such Tranche its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
SECTION 3.5    Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section if such reimbursement arises in respect of a Dollar Tranche Letter of Credit or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of the sum of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall promptly, and in any

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event within one (1) Business Day, notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that, if such Letter of Credit was issued under the Dollar Tranche, the Dollar Tranche Revolving Credit Lenders make a Dollar Tranche Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of the sum of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Dollar Tranche Revolving Credit Lenders shall make a Dollar Tranche Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Notwithstanding the foregoing or anything to the contrary set forth herein, no such automatic draw shall be available under the Designated Currency Tranche in respect of Letters of Credit issued under such Tranche. Each Dollar Tranche Revolving Credit Lender acknowledges and agrees that its obligation to fund a Dollar Tranche Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit under the Dollar Tranche Revolving Credit Facility is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non‑satisfaction of the conditions set forth in Section 2.3(a) or Section 5.2. If the Borrower has elected to pay the amount of such drawing with funds from other sources (including, without limitation, all reimbursements for amounts under Designated Currency Tranche Letters of Credit), and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.6    Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set‑off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender or any L/C Participant to the Borrower. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
SECTION 3.7    Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

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SECTION 3.8    Cash Collateral. At any point in time in which there is a Defaulting Lender under a Tranche, any Issuing Lender may require the Borrower to Cash Collateralize the L/C Obligations under such Tranche pursuant to Section 4.13. Cash Collateral in respect of L/C Obligations denominated in Foreign Currencies shall be deposited in such Foreign Currencies.
ARTICLE IV

GENERAL LOAN PROVISIONS
SECTION 4.1    Interest.
(c)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans under the Dollar Tranche, the Term Loan and Incremental Term Loans, if any, shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin; (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin or such other rate agreed to between the Swingline Lender and the Borrower; and (iii) any Revolving Credit Loans under the Designated Currency Tranche shall bear interest at the LIBOR Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan, Term Loan, or Incremental Term Loan, as applicable, at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Revolving Credit Loan, Term Loan, Incremental Term Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan; provided, that the Base Rate shall not be available for any Revolving Credit Loans under the Designated Currency Tranche.
(d)    Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months (or, if agreed to by all applicable Lenders, twelve (12) months); provided that:
(i)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Maturity Date; and

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(v)    there shall be no more than ten (10) Interest Periods in effect at any time.
(e)    Default Rate. Subject to Section 11.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the election of the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations (other than Bank Product Debt) arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations (other than Bank Product Debt) arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations (other than Bank Product Debt) after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(f)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for (x) Base Rate Loans when the Base Rate is determined by the prime rate and (y) Loans denominated in Pounds Sterling shall be made on the basis of a 365‑day year (or 366 days in a leap year) and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360‑day year and actual days elapsed.
(g)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to, (a) convert at any time (subject to all notice requirements set forth herein), all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans; provided, that all Revolving

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Credit Loans under the Designated Currency Tranche must continue to accrue interest at the LIBOR Rate. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. Local Time three (3) Business Days (or four (4) Business Days if under the Designated Currency Tranche) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation. If on any day a Loan is outstanding with respect to which a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then upon the expiration of the Interest Period applicable to such Loan, such Loan shall be a Base Rate Loan (or solely in the case of a Revolving Credit Loan under the Designated Currency Tranche, a LIBOR Rate Loan with an Interest Period of one month).
SECTION 4.3    Fees.
(f)    Commitment Fee (Revolving Credit Facility). Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lenders), a non‑refundable commitment fee at a rate per annum equal to the Applicable Margin times (i) for Lenders under the Dollar Tranche, the average daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment under such Tranche for the purpose of calculating such commitment fee; and (ii) for Lenders under the Designated Currency Tranche, the average daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any). The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2014, and on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) under a Tranche pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages under such Tranche.
(g)    Administrative Agent’s Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent and its Affiliates, for their own account, the fees set forth in the Administrative Agent Fee Letter.
(h)    Other Fees. In order to compensate the Lenders for entering into this Agreement and making the Extensions of Credit hereunder, the Borrower agrees to pay to (x) the Administrative Agent and its Affiliates, for the account of the Lenders, the fees set forth in the Administrative Agent Fee Letter, (y) to Bank of America, N.A., the fees set forth in the Bank of America Fee Letter and (z) to Fifth Third Bank, the fees set forth in the Fifth Third Fee Letter.
SECTION 4.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. Local Time on the date specified for payment under this Agreement to the Administrative Agent at the Administrative

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Agent’s Office (or, with respect to the Designated Currency Tranche, in the city of the Designated Currency Payment Office) for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages of their respective Credit Facilities (except as specified below), in Dollars or, if applicable under the Designated Currency Tranche, the Agreed Currency therefor, in immediately available funds and shall be made without any set‑off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. Local Time shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of an Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which such Loan was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
SECTION 4.5    Evidence of Indebtedness.
(i)    Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records (including the Register maintained pursuant to Section 13.11(c)) maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records (including the Register maintained pursuant to Section 13.11(c)) maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 13.11(c)) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note, Swingline Note, and/or Incremental Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan, Swingline Loans and/or Incremental Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

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(j)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records (including the Participant Register maintained pursuant to Section 13.11(d)) evidencing the purchases and sales by such Revolving Credit Lender of participations in L/C Obligations and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent (including the Participant Register maintained pursuant to Section 13.11(d)) shall control in the absence of manifest error.
SECTION 4.6    Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) any amounts received by an Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 4.7    Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender

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shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Effective Rate (or the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.
SECTION 4.8    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period, (x) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) or (y) the Administrative Agent shall have received notice from the Required Lenders that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in an Agreed Currency (other than, in respect of Loans under the Dollar Tranche, Dollars accruing interest under clauses (a) or (b) of the definition of “Base Rate”), in the applicable amounts are not being quoted via the applicable Reuters Screen Page or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or, with respect to a Loan by the Revolving Credit Lenders made in Dollars, convert the then outstanding principal amount of such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period or, with respect to Loans under the Designated Currency Tranche, convert the then outstanding principal amount of such Loan to a Loan in a different Foreign Currency (assuming such different Foreign Currency is not subject to the same type of issue as the original Foreign Currency).
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such

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Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder under the Dollar Tranche (and with no availability under the Designated Currency Tranche), and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period, and the applicable Loan under the Designated Currency Tranche shall either be repaid or converted to a Loan in a different Foreign Currency (assuming such different Foreign Currency is not subject to the same type of issue as the original Foreign Currency).
SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market (or other applicable market for Foreign Currencies) and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
SECTION 4.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations with respect to this Agreement, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market (or other applicable market for Foreign Currencies) any other condition, cost or expense

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(other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) (including, in all cases, the Lenders under the Designated Currency Tranche being required to convert a Loan from one Agreed Currency to another Agreed Currency), then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrower will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon the written request of such Lender, the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

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SECTION 4.11    Taxes.
(a)    Issuing Lender. For purposes of this Section 4.11, the term “Lender” includes each Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Credit Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower (or any other Credit Party) shall be increased as necessary so that after making such deductions or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings had been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses (other than those incurred as a result of the gross negligence or willful misconduct of such Recipient, as determined by a court of competent jurisdiction by a final and nonappealable judgment) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.22(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(II)    executed originals of IRS Form W‑8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W‑8IMY, accompanied by an IRS Form W8ECI, IRS Form W‑8BEN, U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal (or any U.S. state or local) withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this

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clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Recipient be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after‑Tax position than the Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with

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clause (a) above, or if any Lender is a Defaulting Lender or a Non‑Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that
(iii)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.11,
(iv)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),
(v)    in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter,
(vi)    such assignment does not conflict with Applicable Law, and
(vii)    in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 4.13    Cash Collateral.
(a)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent), the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 4.14(b) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, an Issuing Lender, or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, any

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Issuing Lender, or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 4.14 in respect of Letters of Credit, or Swingline Loans, shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender, and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and each applicable Issuing Lender, and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 4.14    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender, or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s, or Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non‑interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s, and the Swingline Lender’s future Fronting

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Exposure with respect to such Defaulting Lender in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders, the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations, and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility and applicable Tranche without giving effect to Section 4.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage under the applicable Tranche of the stated amount of Letters of Credit under the applicable Tranche for which it has provided Cash Collateral pursuant to Section 4.13.
(C)    Reallocation of Fees. With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations, or Swingline Loans that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender, and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s, or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Applicable Percentages under the applicable Tranche (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non‑Defaulting Lender under the applicable Tranche to exceed such Non‑Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral and Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, ratably prepay Swingline Loans in an amount equal to the Swingline Lender’s respective Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.13.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender, and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages in respect of the applicable Tranche (without giving effect to Section 4.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

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SECTION 5.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(i)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the applicable Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(j)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent such representations and warranties relate to an earlier date), and that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing.
(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization.
(iv)    Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance reasonably satisfactory to the Administrative Agent.
(v)    Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(g).
(k)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises

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out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which would result in a Material Adverse Effect.
(l)    Financial Matters.
(viii)    Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP.
(ix)    Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (A) after giving effect to the transactions contemplated hereby on the Closing Date, the Borrower and each of its Subsidiaries, taken as a whole are Solvent, (B) after giving effect to the transactions contemplated hereby on the Closing Date, the Borrower is in pro forma compliance with the covenants contained in Section 9.1 and Section 9.2 hereof, and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, taken as a whole, in all material respects.
(x)    Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 to the extent payable on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable and documented out‑of‑pocket legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case to the extent invoiced at least one day prior to the Closing Date.
(xi)    Termination of Existing Credit Agreement. All of the obligations due and owing under the Existing Credit Agreement shall have been paid in full, and all Liens in connection therewith shall have been terminated.
(m)    Collateral.
(vi)    Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon; provided, however, that no pledge documentation governed by the local laws of a Foreign Subsidiary’s jurisdiction of organization shall be required as of the Closing Date;

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(vii)    Pledged Collateral. To the extent applicable, the Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.
(viii)    Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in substantially all of the assets of such Credit Party, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.
(n)    Miscellaneous.
(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) (if a Loan is to be made or a Letter of Credit issued) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    Patriot Act Information. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti‑money‑laundering rules and regulations, including, without limitation, the Patriot Act.
(iii)    Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5.2    Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(i)    Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which

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representation and warranty shall remain true and correct in all material respects as of such earlier date.
(j)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(k)    Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.
(l)    Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 3.2 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless each Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate such Issuing Lender’s risk with respect to such Defaulting Lender’s L/C Obligations.
(m)    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
SECTION 6.1    Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
(n)    Organization; Power; Qualification. Each of the Borrower and its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and (iii) is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized as of the Closing Date are described on Schedule 6.1(a).
(o)    Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concept is applicable), with no personal liability attaching to

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the ownership thereof, and not subject to any preemptive or similar rights. The shareholders (or members, partners or other owners, as applicable) of the Subsidiaries of the Borrower and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).
(p)    Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of each Credit Party party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(q)    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval except any approvals previously or concurrently received or violate any material Applicable Law, in each case relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Credit Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $25,000,000 or under which amounts payable or receivable are at least $25,000,000 to which the Borrower or any of its Subsidiaries is a party or by which any of its properties may be bound, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC.
(r)    Compliance with Law; Governmental Approvals. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of the Borrower, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable

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Law. The Credit Parties are in compliance with all material Anti-Terrorism Laws applicable to them in all material respects.
(s)    Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state and material local income and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state and material local income and other material Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Material Subsidiaries for the periods covered thereby. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person or (ii) Permitted Liens.
(t)    Intellectual Property Matters. Each of the Borrower and its Material Subsidiaries owns or possesses rights to use all material and franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. To the Borrower’s knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and to the Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as would not reasonably be expected to have a Material Adverse Effect.
(u)    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:
(i)    the properties owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;
(ii)    the Borrower, each Subsidiary and properties owned, leased or operated by the Borrower and its Subsidiaries and all operations conducted by the Borrower or its Subsidiaries in connection therewith are in compliance, and have been for the past five years in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
(iii)    neither the Borrower nor any Subsidiary thereof has received any unresolved notice of violation, alleged violation, non‑compliance, liability or potential liability regarding Environmental Claims, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge that any such notice will be received or is being threatened;

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(iv)    neither the Borrower nor any Subsidiary thereof has received notice that any Hazardous Materials have been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which would reasonably be expected to give rise to a liability under, Environmental Laws;
(v)    no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries under any Environmental Law with respect to such properties or operations conducted in connection therewith, nor are there any administrative or judicial consent decrees, other decrees, consent orders or other orders outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and
(vi)    there has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or, to the Borrower’s knowledge, in the past, in violation of or in amounts or in a manner that would reasonably be expected to give rise to a material liability under Environmental Laws.
(v)    ERISA.
(i)    [Intentionally omitted];
(ii)    The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and the terms therefor except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has obtained a favorable determination letter as to its qualified status under the Code or is in a prototype or volume submitter plan document that has been pre‑approved by the IRS as is evidenced by a letter from the IRS. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not reasonably be expected to have a Material Adverse Effect;
(iii)    As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA, and no Pension Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan or Multiemployer Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

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(iv)    Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;
(v)    No Termination Event has occurred; and
(vi)    Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
(w)    Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in contravention of Regulation T, U or X of such Board of Governors, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
(x)    Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended).
(y)    Subsidiaries. Each Subsidiary of the Borrower that is a Material Domestic Subsidiary as of the Closing Date is listed on Schedule 6.1(l) hereto.
(z)    Employee Relations. Neither the Borrower nor any Subsidiary thereof is, as of the Closing Date, party to any collective bargaining agreement or has any labor union been recognized as the representative of the employees of the Borrower or any Subsidiary thereof except as set forth on Schedule 6.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
(aa)    [Intentionally Omitted].
(bb)    Financial Statements. The audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for

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the periods then ended (other than customary year‑end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (but, in the case of any such financial statements, schedules and notes which are unaudited, only to the extent GAAP is applicable to interim unaudited reports).
(cc)    No Material Adverse Change. Since December 31, 2013, no event has occurred or condition arisen that has had or would reasonably be expected to have a Material Adverse Effect.
(dd)    Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries, taken as a whole, will be Solvent.
(ee)    Titles to Properties. Each of the Borrower and its Material Subsidiaries has such title to the real property owned or leased by it as is necessary to the conduct of its business.
(ff)    Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.
(gg)    [Intentionally Omitted].
(hh)    Litigation. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened in writing against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.
(ii)    Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound in each case, that would reasonably be expected to have a Material Adverse Effect.
(jj)    Senior Indebtedness Status. The Obligations of the Borrower and each other Credit Party under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” or otherwise treated as senior debt under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.
(kk)    OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than an aggregate amount of ten percent (10%) of its assets in Sanctioned Entities or Sanctioned Countries, or (iii) derives more than an aggregate amount of ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons, Sanctioned Entities or Sanctioned Countries. None of the proceeds of any Loan will be used, and no proceeds of any Loan have been used, directly or indirectly, by the Borrower or any of its Subsidiaries, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, a Sanctioned Entity or a Sanctioned Country.

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(ll)    [Intentionally Omitted].
(mm)    Disclosure. No financial statement, material report, material certificate or other material information furnished in writing (taken as a whole) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(nn)    Security Documents. The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (i) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party in favor of the Administrative Agent, on behalf of the Lenders, and (ii) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Lenders, prior to all other Liens other than Permitted Liens.
(oo)    Foreign Corrupt Practices Act. Each of the Credit Parties and their Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd‑1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd‑1, et seq.
SECTION 6.2    Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), and shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or the Administrative Agent or any Extension of Credit hereunder.
ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

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Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION 7.1    Financial Statements and Projections.
(a)    Quarterly Financial Statements. As soon as practicable and in any event within forty‑five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (to the extent GAAP is applicable to interim unaudited reports) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10‑Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).
(b)    Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of national standing or otherwise acceptable to the Administrative Agent (it being agreed that PRICEWATERHOUSECOOPERS LLP is acceptable), and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10‑K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

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(c)    Annual Budget. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year commencing with Fiscal Year 2015, an annual operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, in a form and with calculations to be made in a manner reasonably satisfactory to the Administrative Agent.
SECTION 7.2    Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b), an Officer’s Compliance Certificate.
SECTION 7.3    [Intentionally Omitted].
SECTION 7.4    Other Reports.
(a)    Promptly upon receipt thereof, copies of material reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with the condition of the Borrower’s financial controls, including, without limitation, any management report and any management responses thereto; and
(b)    such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
SECTION 7.5    Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after a Senior Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:
(c)    any event that could reasonably be expected to have a Material Adverse Effect;
(d)    any notice of any material violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;
(e)    any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof; and
(f)    any Default or Event of Default.
SECTION 7.6    Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement or any of the Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Sections 6.1(z).
ARTICLE VIII

AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Subsidiaries to:

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SECTION 8.1    Preservation of Existence and Related Matters. Except as permitted by Section 10.4, (a) preserve and maintain its separate corporate, limited liability company, partnership or other entity existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and (b) except where the failure to qualify or remain qualified as a foreign corporation would not reasonably be expected to have a Material Adverse Effect, qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law.
SECTION 8.2    Maintenance of Property. Protect and preserve all material properties necessary to its business; maintain in good working order and condition, ordinary wear and tear excepted, all material properties (real and personal) necessary to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such material property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.3    Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law.
SECTION 8.4    Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
SECTION 8.5    Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 8.6    Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 8.7    Environmental Laws. In addition to and without limiting the generality of Section 8.6, except, in the case of clauses (a) and (b) below, as would not reasonably be expected to have a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and

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expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor.
SECTION 8.8    Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with all material applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and all Multiemployer Plans, (b) not take any action or fail to take action the result of which could be a liability to the IRS or to the PBGC or to a Multiemployer Plan, (c) not participate in any non‑exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in any penalty or Tax under ERISA or the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code.
SECTION 8.9    [Intentionally Omitted].
SECTION 8.10    Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time (no more frequently than once for the Administrative Agent and the Lenders during any calendar year unless an Event of Default shall have occurred and be continuing), upon reasonable notice and during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.
SECTION 8.11    Additional Subsidiaries.
(a)    Additional Domestic Subsidiaries. Subject to Section 8.11(d), notify the Administrative Agent of the creation or acquisition of any Material Domestic Subsidiary or the designation of any Subsidiary as a Material Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later date as may be approved by the Administrative Agent in its sole discretion), cause such Person to (i) become a Guarantor by delivering to the Administrative Agent, if such Person is the initial Material Domestic Subsidiary, a duly executed Guaranty Agreement and thereafter, for any other Material Domestic Subsidiary, a supplement to such Guaranty Agreement, (ii) pledge a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (f)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel), (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(b)    Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Material Foreign Subsidiary of the Borrower or any Material Domestic Subsidiary, and, promptly thereafter (and in any event within forty‑five (45) days after such request (or such later date as may be approved by the Administrative Agent in its sole discretion)), cause (i) the Borrower or the applicable Material Domestic Subsidiary to deliver to the Administrative Agent Security Documents governed by the local laws of the jurisdiction of organization of such Material Foreign Subsidiary pledging sixty‑five percent (65%) of the total outstanding voting Capital Stock, and 100% of the total outstanding nonvoting Capital Stock, of such Material Foreign Subsidiary and a consent thereto executed by such new Material Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such Material Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (f)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel with respect to local laws, each in form and substance acceptable to the Administrative Agent), (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)    Pledged Stock. Cause each Credit Party to cause (i) 100% of the Capital Stock in each of its Domestic Subsidiaries and (ii) 100% of the total outstanding non‑voting Capital Stock and 65% of the total outstanding voting Capital Stock of each of its first tier Foreign Subsidiaries (without regard to whether such Foreign Subsidiary is a Material Foreign Subsidiary), to the extent owned by such Credit Party, to be subject at all times to a first priority and perfected Lien in favor of the Administrative Agent pursuant to the terms of the Pledge Agreement (other than Permitted Liens arising by operation of law).
(d)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating an acquisition or merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any material assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction or liability under any related merger or acquisition, such new Subsidiary shall not be required to take the actions set forth in Section 8.11(a),(b) or (c), as applicable, until after the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.11(a), (b) or (c), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).
SECTION 8.12    Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance Permitted Acquisitions, (b) to pay Transaction Costs, (c) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (d) to finance capital expenditures and (e) for working capital and general corporate uses of the Borrower and its Subsidiaries, including the payment of dividends upon any of its Capital Stock and the making of distributions to the holders of shares of its Capital Stock, the payment of certain fees, commissions and expenses incurred in connection with the transactions contemplated hereby (to the extent not otherwise paid in cash by the Borrower).
SECTION 8.13    Further Assurances.

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(a)    Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent, the Issuing Lenders or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent, the Issuing Lenders and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
(b)    Deliver to the Administrative Agent within 10 days after the date hereof (as such deadline may be extended by the Administrative Agent in its sole discretion) (i) all certificated Capital Stock subject to the Security Documents and required to be delivered pursuant to the terms thereof and (ii) executed acknowledgments to the Pledge Agreement by each Subsidiary of the Borrower whose Capital Stock is subject to the Pledge Agreement, each in form and substance acceptable to the Administrative Agent.
SECTION 8.14    Post-Closing Obligations.
Within 45 days of the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, deliver to the Administrative Agent the items listed on Schedule 8.14.

ARTICLE IX

FINANCIAL COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not yet due) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis will not:
SECTION 9.1    Net Leverage Ratio. As of any fiscal quarter end, commencing with the fiscal quarter ending March 31, 2014, permit the ratio (the “Net Leverage Ratio”) of (a) Total Funded Net Indebtedness on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than: 3.50 to 1.00; provided, however, that the Net Leverage Ratio for any fiscal quarter may be increased by the Borrower by 0.25 (from 3.50 to 3.75) if such increase satisfies the Leverage Ratio Increase Requirements. No increase shall be given effect unless all of the Leverage Ratio Increase Requirements are satisfied.
SECTION 9.2    Interest Coverage Ratio. As of any fiscal quarter end, commencing with the fiscal quarter ending March 31, 2014, permit the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.50 to 1.0.
ARTICLE X

NEGATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower has not, will not and will not permit any of its Subsidiaries to:

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SECTION 10.1    Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(c)    the Obligations (excluding Bank Product Debt permitted pursuant to Section 10.1(b));
(d)    Indebtedness incurred in connection with Bank Products and other Hedging Agreements with a counterparty (other than a Lender or an Affiliate of a Lender) and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;
(e)    Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $35,000,000 on any date of determination;
(f)    Guaranty Obligations with respect to Indebtedness permitted under this Section 10.1;
(g)    Indebtedness owed by (i) any Guarantor to the Borrower, (ii) the Borrower to any Guarantor, (iii) any Guarantor to any other Guarantor, (iv) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, (v) any Subsidiary that is not a Guarantor to the Borrower or any Guarantor in an amount not to exceed $25,000,000, or (vi) the Borrower or any Guarantor to any Subsidiary that is not a Guarantor in an amount not to exceed $25,000,000;
(h)    unsecured Indebtedness and Subordinated Indebtedness and the refinancing, refunding, renewal and extension thereof; provided that in the case of each issuance of such Indebtedness at the time of issuance, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Borrower would be in compliance with Sections 9.1 and 9.2 on a pro forma basis after giving effect to the issuance of any such Indebtedness, and (iii) (x) the maturity date of such Indebtedness shall be no earlier than the date which is six months following the Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date (other than any such amortization or prepayments permitted to be paid under the applicable intercreditor or subordination agreement with respect to such Indebtedness as to which the Administrative Agent is a party) and (y) the financial covenants and events of default to which such Indebtedness is subject are not more restrictive, when taken as a whole, than the financial covenants and the Events of Default under this Agreement, as determined in good faith by the Borrower and the Administrative Agent (provided, that, if the Administrative Agent fails to object to such determination of the Borrower within three (3) Business Days after receipt of written notification thereof, the Administrative Agent will be deemed to have agreed with the Borrower’s determination), unless the Borrower agrees to amend this Agreement such that the conditions in this clause (iii) would be satisfied upon the execution of such amendment;
(i)    Indebtedness incurred by the Borrower or any Subsidiary thereof arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in incurred or assumed in connection with any Permitted Acquisition to the extent permitted pursuant to Section 10.3(g);
(j)    Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that such Indebtedness shall

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at all times be and remain non‑recourse to any Credit Party and, at the time of such issuance, no Default or Event of Default exists;
(k)    Indebtedness pursuant to the Existing Letters of Credit;
(l)    (i) other Indebtedness of Credit Parties secured by a Lien permitted pursuant to Section 10.2(k), and (ii) other unsecured Indebtedness, in an aggregate amount not to exceed $25,000,000 at any time outstanding for this clause (j);
(m)    Indebtedness existing on the Closing Date and listed on Schedule 10.1 and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
(n)    other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for Letters of Credit not issued by the Issuing Lenders hereunder;
(o)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancing thereof to the extent not provided to secure the repayment of other Indebtedness; and
(p)    Indebtedness (i) of a Person that becomes a Subsidiary of the Borrower after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension thereof; provided, that such Indebtedness (x) exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (y) shall not exceed $10,000,000 in the aggregate on any date of determination.
SECTION 10.2    Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
(g)    Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(h)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings;
(i)    Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
(j)    Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not result in a

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Material Adverse Effect and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;
(k)    Liens securing the Obligations;
(l)    Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.2;
(m)    Liens securing Indebtedness permitted under Section 10.1(c); provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
(n)    deposits to secure the performance of bids, tenders, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business;
(o)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(n) or securing appeal or other surety bonds related to such judgments;
(p)    Liens solely on the assets of Foreign Subsidiaries of the Borrower securing Indebtedness of the Foreign Subsidiaries that is permitted pursuant to Section 10.1(h); provided that such Liens shall not extend to any assets of any Credit Party or any of its Domestic Subsidiaries;
(q)    Liens securing Indebtedness permitted under Section 10.1(j); provided that any such Lien covers specifically enumerated items of personal property and does not constitute a Lien on all assets of the Credit Parties;
(r)    Liens securing Indebtedness permitted under Section 10.1(m);
(s)    Liens on assets of any Subsidiary acquired pursuant to a Permitted Acquisition, or on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of any Credit Party);
(t)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set‑off and recoupment with respect to any deposit account of the Borrower or any of its Subsidiaries;
(u)    any extension, renewal or replacement of any Lien permitted by clauses (a) through (n); provided that (i) the Liens permitted under this clause (o) shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed

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or replaced; (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause (o) shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement and (iii) both before and after giving effect to such extension, renewal or replacement, no Default or Event of Default shall occur and be continuing or would result therefrom;
(v)    Liens arising from precautionary UCC filings regarding “true” operating leases; and
(w)    Liens not otherwise permitted hereunder on assets other than the Collateral securing obligations not at any time exceeding in the aggregate $5,000,000.
SECTION 10.3    Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (each, an “Investment”), except:
(a)    Investments in any of the following (collectively “Cash Equivalents”);
(i)    with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;
(ii)    any variable or fixed rate notes (other than notes of the type described in clause (ix) below) issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months of the date of acquisition;
(iii)    auction preferred stocks having the highest short-term credit rating by S&P or Moody’s; Investments as of the Closing Date in Subsidiaries existing on the Closing Date;
(iv)    marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one (1) year from the date of acquisition thereof;
(v)    commercial paper or banker’s acceptances maturing no more than three hundred sixty-four (364) days from the date of creation thereof and currently having a rating of either A‑2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s;
(vi)    certificates of deposit maturing no more than three hundred sixty-four (364) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $250,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that, unless otherwise approved by the Administrative Agent, the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

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(vii)    time deposits maturing no more than three hundred sixty-four (364) days from the date of creation thereof
(viii)    repurchase agreements with a term of not more than thirty (30) days with a bank or other trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully and unconditionally guaranteed or insured by the United States;
(ix)    obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities and paying interest which is exempt from federal tax, provided that the maturity of such debt is three hundred sixty-four (364) days or less and such debt is rated at least A1 or MIG-1 by Moody’s or at least A by S&P;
(x)    variable rate demand notes (low floaters) to the extent such notes may be sold at no less than par upon not more than (7) days’ notice and so long as such obligations have been provided credit support by the issuance of a letter of credit from a commercial bank meeting the description in clause (iv) above;
(xi)    Investments, classified in accordance with GAAP as current assets of the Borrower and its Subsidiaries, in marketable short term money market mutual funds registered under the Investment Company Act of 1940, as amended, which are administered by institutions that have the highest rating obtainable from either Moody’s, S&P or Morningstar and which invest substantially all of their assets in Investments of the types described in clauses (i) through (x) above; and
(xii)    other similar Investments approved by the Administrative Agent, including without limitation, Investments by Foreign Subsidiaries that are substantially similar to those described in the foregoing clauses (i) through (xi) in any country outside the United States in which such Person is organized; and
(b)    (i) Investments in Subsidiaries as of the Closing Date; (ii) additional Investments in Domestic Subsidiaries; (iii) Investments in Subsidiaries formed or acquired after the Closing Date made in accordance with the terms and conditions of this Agreement; and (iv) the other loans, advances and Investments existing on the Closing Date which are described on Schedule 10.3;
(c)    Bank Products and Hedging Agreements permitted pursuant to Section 10.1;
(d)    purchases of assets in the ordinary course of business;
(e)    Investments in the form of loans and advances to directors, officers and employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $500,000;
(f)    intercompany Indebtedness permitted pursuant to Section 10.1(e);
(g)    Investments by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (any such Investment, a “Permitted Acquisition”):
(iv)    the Person to be acquired shall be in a substantially similar or complementary line of business as the Borrower;

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(v)    evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required shall be delivered to the Administrative Agent at the time the documents referred to in clause (vii) of this Section 10.3(g) are required to be delivered;
(vi)    if the aggregate amount of cash consideration and any assumed debt, earn‑outs (valued at an amount reasonably determined in good faith by the Borrower to be payable in connection with such earn‑outs) and deferred payments for any such acquisition (A) is less than $50,000,000, the Borrower shall not be required to deliver notice to the Administrative Agent or the Lenders, (B) is greater than or equal to $50,000,000 but equal to or less than $100,000,000, a description of such acquisition in the form customarily prepared by the Borrower shall be delivered to the Administrative Agent and the Lenders within thirty (30) days following the consummation of such acquisition and (C) exceeds $100,000,000, a description of such acquisition in the form customarily prepared by the Borrower shall have been delivered to the Administrative Agent and the Lenders prior to the consummation of such acquisition;
(vii)    if the Borrower is a party to such transaction, the Borrower shall be survivor of such transaction and no Change of Control shall have been effected thereby;
(viii)    if (A) the Person to be acquired will become, or be merged into, a Foreign Subsidiary in connection with such acquisition or (B) the acquisition of all of the business or a line of business of a Person will be made by a Foreign Subsidiary, the aggregate amount of cash consideration and any assumed debt, earn‑outs (valued at any amount reasonably determined in good faith by the Borrower to be payable in connection with such earn‑outs) and deferred payments for any such acquisition shall not exceed $100,000,000;
(ix)    the Borrower shall have demonstrated to the Administrative Agent (as of the date of the proposed acquisition and after giving effect thereto and to any extensions of credit (including any Extension of Credit) made or to be made in connection therewith) (A) pro forma compliance with the covenants contained in and in the manner set forth in Section 9.1 and 9.2, and (B) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition;
(x)    the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11; and
(xi)    the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the proposed acquisition.
(h)    (i) Investments made by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party and (ii) Investments by the Borrower or any Subsidiary thereof in Foreign Subsidiaries not in the form of acquisitions covered by Section 10.3(g) in an aggregate amount not to exceed $25,000,000 at any time outstanding;

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(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers; and
(j)    in addition to the Investments permitted above, an unlimited amount of Investments (other than Permitted Acquisitions) so long as, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the making of such Investment and (ii) in the case of any Investment in an aggregate amount in excess of $5,000,000, the Borrower shall be in compliance with Sections 9.1 and 9.2 on a pro forma basis after giving effect to the making of such Investment.
SECTION 10.4    Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution) except:
(e)    any Subsidiary of the Borrower may be merged or consolidated with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) another Subsidiary of the Borrower (provided that if a Guarantor is a part of such transaction, a Guarantor shall be the continuing or surviving Person; provided further that if a Wholly‑Owned Subsidiary is a part of such transaction, a Wholly‑Owned Subsidiary shall be the continuing or surviving Person);
(f)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly‑Owned Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor and the transferee is not a Credit Party, the fair market value of the assets subject to such transaction together with Investments permitted under Section 10.3(h)(ii) shall not exceed $25,000,000, and (ii) if the transferor in such a transaction is not a Credit Party and the transferee in such a transaction is the Borrower or a Guarantor, then the sale, lease, transfer or other disposition shall not be for an amount greater than the fair market value of the assets subject to such transaction;
(g)    any Wholly‑Owned Subsidiary of the Borrower may merge into the Person such Wholly‑Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and
(h)    any Subsidiary of the Borrower may wind‑up into the Borrower or any Guarantor.
SECTION 10.5    Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale‑leaseback or similar transaction), whether now owned or hereafter acquired except:
(j)    the sale of inventory in the ordinary course of business;
(k)    the disposition of worn, damaged, surplus or obsolete assets or other assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
(l)    the transfer of assets to the Borrower or any Guarantor pursuant to Section 10.4;

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(m)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(n)    the disposition of any Hedging Agreement;
(o)    the disposition of Investments in cash and Cash Equivalents;
(p)    non‑exclusive licenses of intellectual property in the ordinary course of business;
(q)    (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Subsidiary of the Borrower that is not a Guarantor of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Subsidiary of the Borrower that is not a Guarantor of its assets to any other Subsidiary of the Borrower that is not a Guarantor; and
(r)    additional dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $25,000,000 during any Fiscal Year.
SECTION 10.6    Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure would reasonably be expected to have a Material Adverse Effect; provided that:
(c)    the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;
(d)    any Subsidiary may pay cash dividends to a Credit Party and may repurchase shares of its Capital Stock from a Credit Party;
(e)    the Borrower may purchase, redeem or otherwise acquire Capital Stock of the Borrower or warrants or options to acquire any such Capital Stock with the proceeds received from the substantially concurrent issue of new shares of Capital Stock of the Borrower; and
(f)    the Borrower may pay dividends to holders of its Capital Stock and/or repurchase shares of its Capital Stock; provided that on the date such dividend is paid and/or shares of Capital Stock are repurchased and after giving effect thereto and to any extension of credit (including any Extension of Credit) made in connection therewith: (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the pro forma Net Leverage Ratio at such time is 0.25 less than the Net Leverage Ratio currently required to be maintained under Section 9.1; provided, further that the foregoing shall not operate to prevent the making of dividends or repurchases previously declared by the Borrower so long as (i) at the declaration date, such dividend or repurchase was permitted by the foregoing and (ii) such dividend or repurchase is consummated within the earlier of 60 days and any date under Applicable Law on which such dividend or repurchase must be consummated.
SECTION 10.7    Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that is Disqualified Capital Stock.

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SECTION 10.8    Transactions with Affiliates. Except for (a) transactions permitted by Sections 10.1, 10.3, 10.4, 10.6, 10.7, (b) those transactions existing on the Closing Date and identified on Schedule 10.8, (c) transactions among Credit Parties, (d) normal compensation, indemnity and reimbursement of reasonable expenses of officers, directors and employees, (e) the issuance of Capital Stock in the Borrower to any officer, director, employee or consultant of the Borrower and its Subsidiary, or (f) any issuance of Capital Stock of the Borrower or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans of the Borrower or any of its Subsidiaries, directly or indirectly (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors or Affiliates, or to or from any member of the immediate family of any of its officers, directors or Affiliates, or (ii) enter into, or be a party to, any other transaction not described in clause (i) above with any of its Affiliates, except upon fair and reasonable terms, taken as a whole, and are no less favorable, taken as a whole, to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
SECTION 10.9    Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except, subject to Section 13.10, as permitted by or in accordance with, GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents), in each case of this clause (b) in any manner adverse in any material respect to the rights or interests of the Lenders (it being agreed that changing such Person’s name or jurisdiction of organization is not adverse to the Lenders if the Borrower provides written notice of such change at least 10 Business Days (or such shorter time as agreed to by the Administrative Agent) prior to such change).
SECTION 10.10    Amendments; Payments and Prepayments of Subordinated Indebtedness.
(a)    Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which, when taken as a whole, would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder, it being agreed that amendments or modifications expressly permitted under the terms of any applicable subordination agreement or provision shall not materially adversely affect the rights or interests of the Administrative Agent and the Lenders.
(b)    Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except (x) to the extent not prohibited by the terms of the applicable subordination agreement and (y) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(f).
SECTION 10.11    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the

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foregoing shall not apply to restrictions imposed by any agreement relating to Indebtedness permitted by Section 10.1 to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement, (iv) the foregoing shall not apply to restrictions or Liens imposed by any agreement relating to secured Indebtedness permitted by Section 10.1 if such restrictions or Liens apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 10.12    Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date.
ARTICLE XI

DEFAULT AND REMEDIES
SECTION 11.1    Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(x)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(y)    Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(z)    Misrepresentation. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(aa)    Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.5(d) or Articles IX or X of this Agreement.
(bb)    Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

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(cc)    Hedging Agreement. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $25,000,000.
(dd)    Indebtedness Cross‑Default. The Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
(ee)    [Intentionally Omitted].
(ff)    Change in Control. A Change in Control shall occur.
(gg)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Voluntary Proceeding Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other organizational action for the purpose of authorizing any of the foregoing. For purposes of this clause (j), “Voluntary Proceeding Subsidiary” means any Subsidiary of the Borrower that individually (i) owns assets with a fair market value in excess of five percent (5%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than five percent (5%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year; provided, however, if Subsidiaries (x) that are not Credit Parties or Voluntary Proceeding Subsidiaries and (y) in the aggregate own assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or account for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year, are subject to actions or proceedings under this clause (j), then all Subsidiaries of the Borrower shall be subject to this clause (j), irrespective of whether they otherwise qualify as Credit Parties or Voluntary Proceeding Subsidiaries.
(hh)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver,

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custodian, liquidator or the like for the Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(ii)    Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto (except in the event this Agreement or other Loan Document is, by its terms, terminated and no longer in force) or any such Person shall so state in writing.
(jj)    Termination Event. The occurrence of any of the following events, if any such event would reasonably be expected to have a Material Adverse Effect: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan, Multiemployer Plan, ERISA or the Code, the Borrower or any ERISA Affiliate is required to pay as contributions to such Pension Plan or Multiemployer Plan, (ii) the value of the accumulated plan benefits under any Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions) by $1,000,000 or more, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.
(kk)    Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $25,000,000 in any Fiscal Year (to the extent not covered by independent third‑party insurance as to which the insurer does not dispute coverage), shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated, stayed or bonded pending appeal for a period of sixty (60) days after the entry thereof (or such longer period as permitted by the court to file such appeal).
SECTION 11.2    Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(k)    Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations and Bank Product Debt), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the

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occurrence of a Bankruptcy Event of Default, the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Bank Product Debt) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(l)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
(m)    Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.
SECTION 11.3    Rights and Remedies Cumulative; Non‑Waiver; etc. ‑The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
SECTION 11.4    Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them);

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Bank Product Debt (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and any Bank Product Debt (including any termination payments thereon) (ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them);
Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not yet due) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
SECTION 11.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if required by the Required Lenders shall, by intervention in such proceeding or otherwise:
(g)    file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and
(h)    collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(i)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent

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to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XII

THE ADMINISTRATIVE AGENT
SECTION 12.1    Appointment and Authority.
(a)    Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)    The Issuing Lenders shall act on behalf of the Lenders with respect to any Letters of Credit issued by them and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lenders with respect thereto; provided that the Issuing Lender shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by any Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.
SECTION 12.2    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt

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any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
SECTION 12.3    Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Lenders or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Lenders or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
SECTION 12.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
SECTION 12.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative

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Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
SECTION 12.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
SECTION 12.7    Successor Administrative Agent.
(e)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is outstanding (such consent not to be unreasonably withheld or delayed) to appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower so long as no Event of Default has occurred and is outstanding (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.
(f)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(g)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 4.14(b), then the Issuing Lenders and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Lender or as Swingline Lender,

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as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
SECTION 12.8    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
SECTION 12.9    Collateral and Guaranty Matters.
The Lenders and each Bank Product Provider irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of the Commitments and the payment in full of all Obligations (other than contingent indemnification obligations, Bank Product Debt and Hedging Obligations that are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Lender shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 13.2; and
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.1(c);
(c)    to release any Guarantor from its obligations under the applicable Guaranty Agreement and other Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.
In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

SECTION 12.10    Bank Products.
Except as otherwise provided herein, no Bank Product Provider that obtains the benefits of Sections 11.2, 11.3 and 11.4, any Guaranty Agreement or any Collateral by virtue of the provisions

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hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1    Notices.
(i)    Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
(j)    Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Blackbaud, Inc. 2000 Daniel Island Dr. Charleston, SC 29492‑7541 Attention: Chief Financial Officer Telephone No.: (843) 216‑6200 Telecopy No.: (843) 216‑3676

With Copies to:	Jones Day 222 E. 41st Street New York, New York 10017 Attn: Brett Barragate Telephone No.: (212) 326‑3446 Email: bpbarragate@jonesday.com
SunTrust Bank
3333 Peachtree Rd.
Atlanta, Georgia 30326

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Attention: Hays Wood
Facsimile: (404) 439-7390
Email: hays.wood@suntrust.com

With copies (for

information purposes only) to:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 495-2170
Email: agency.services@suntrust.com

To the Issuing Lender:	SunTrust Bank
25 Park Place, N.E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 495-2170

If to any Lender:	To the address set forth on the Register
(k)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(l)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 13.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(s)    [Intentionally Omitted];

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(t)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;
(u)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any payments due under Section 2.4(b)(ii) without the written consent of each Lender directly affected thereby;
(v)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligations or to reduce any fee payable hereunder;
(w)    change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(x)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(y)    change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;
(z)    release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 12.10), without the written consent of each Lender;
(aa)    release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
(bb)    amend, waive or modify the definition of “Agreed Currencies” without the written consent of each Designated Currency Tranche Revolving Credit Lender; or
(cc)    amend, waive or modify Section 2.9 without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this

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Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) solely for the purposes of Section 5.2(b), no waiver of a Default or Event of Default shall be effective without the consent of Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (or if the Revolving Credit Facility has been terminated, Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit thereunder); (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders under one Tranche but not the other Tranche may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
In addition, the Borrower may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders under the Revolving Credit Facility or all of the Lenders holding the Term Loan to make one or more amendments or modifications to (i) allow the maturity and scheduled amortization (if any) of the Loans of the accepting Lenders to be extended and/ or (ii) increase the Applicable Margin and/or fees payable with respect to the Loans and Commitments (if any) of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Borrower, each other Credit Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (a “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, customary opinions and other customary documents as reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Any such Permitted Amendment shall contain language to appropriately include the Lenders participating in any such tranches in (x) any determination of the Required Lenders and (y) provisions regarding pro rata payments or sharing of payments. Each of the parties hereto hereby agrees that upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made. For the avoidance of doubt, this paragraph shall supersede any provision of this Section 13.2 to the contrary.
Notwithstanding the foregoing, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more Tranches but not under any other Tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Tranche or Tranches of Lenders that would be required

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to consent thereto under this Section 13.2 if such Tranche or Tranches of Lenders were the only Tranche or Tranches of Lenders hereunder at the time.
For the avoidance of doubt and notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.
SECTION 13.3    Expenses; Indemnity. The Borrower and each other Credit Party will (a) pay all reasonable and documented out‑of‑pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution, delivery and administration of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all reasonable and documented out‑of‑pocket syndication and due diligence expenses and reasonable and documented out‑of‑pocket fees, disbursements and other charges of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable and documented out‑of‑pocket fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable and documented out‑of‑pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facilities, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, enforcing any Obligations of, or collecting any payments due from, the Borrower or any Guarantor by reason of an Event of Default (including in connection with the enforcement of the Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors (including any Affiliate in its capacity as an arranger or bookrunner hereunder), from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with any Extension of Credit, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor. This Section 13.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non‑Tax claim.

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SECTION 13.4    Set‑off. ‑If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in Blackbaud Payment Services Accounts, at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender, or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender, and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender, or their respective Affiliates may have. Each Lender, each Issuing Lender, and the Swingline Lender, agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 13.5    Governing Law. This Agreement and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.
SECTION 13.6    Jurisdiction and Venue.
(h)    Jurisdiction. Each party to this Agreement, to the maximum extent permitted by Applicable Law, hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the City of New York, in the State of New York (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each party to this Agreement hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding arising out of or relating to this Agreement or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions if required to realize upon any Collateral.
(i)    Venue. Each party to this Agreement hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim

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or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. Each party to this Agreement irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.
SECTION 13.7    Waiver of Jury Trial.
(c)    Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.
(d)    Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.
SECTION 13.8    Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
SECTION 13.9    Injunctive Relief; Punitive or Indirect Damages.
(a)    The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)    The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any dispute, claim or controversy under or in connection herewith, however such dispute is resolved.

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(c)    Without limiting the generality of any provisions set forth herein relating to indemnification or reimbursement by the Borrower or any other Credit Party, the Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of any consequential or indirect damages against any other party to a Loan Document and each such Person hereby waives any right or claim to consequential or indirect damages that it may now have or may arise in the future in connection with any dispute, claim or controversy under or in connection herewith, whether such dispute, claim or controversy is resolved judicially or otherwise.
SECTION 13.10    Accounting Matters. If at any time any change in GAAP or change in the Borrower’s accounting practices under Section 10.9 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or change in the Borrower’s accounting practices under Section 10.9 (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and the Borrower’s accounting practice prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or change in the Borrower’s accounting practices. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825‑10‑25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14‑1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 13.11    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, New Lenders pursuant to Section 2.7 and Section 2.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Term Loan Commitment, as the case may be, and the related Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of such Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans (whether Revolving Credit Loans or Term Loan) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the assigning Lender assigns its entire Commitment or such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loan or Commitment assigned;
(iii)    any assignment must be approved by the Administrative Agent and, in the case of an assignment in respect of the Revolving Credit Facility, the Swingline Lender, and the Issuing Lenders, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent (A) copies of the United States Internal Revenue Service forms required by Section 4.11(g) and (B) an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(v)    no assignment shall be made to (A) any Defaulting Lender, any Disqualified Institution or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) any Person that is not otherwise an Eligible Assignee; and
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other

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compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, and Swingline Loans in accordance with its Applicable Percentage in respect of the applicable Tranche. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 (subject to the requirements of Section 4.11) and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Defaulting Lender, a Disqualified Institution, a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to

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deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the Section 13.2 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.10 or Section 4.11, with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(g) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 13.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed

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of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any New Lender, proposed New Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party unless, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 13.13    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 13.14    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 13.15    Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 13.16    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limits nor amplifies the provisions of this Agreement.
SECTION 13.17    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision

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or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 13.18    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 13.19    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 13.20    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (except for Hedging Obligations and Bank Product Debt not then due and payable and contingent indemnification obligations not yet due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 13.21    USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Patriot Act.
SECTION 13.22    Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
SECTION 13.23    Inconsistencies with Other Documents; Independent Effect of Covenants.
(a)    In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

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(b)    The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.
SECTION 13.24    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s‑length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, SunTrust Bank, and each Lender (including Affiliates acting as arrangers) on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, SunTrust Bank, and each Person acting as an arranger hereunder, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, SunTrust Bank nor any Person acting as an arranger hereunder has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, SunTrust Bank or such other Person has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent, SunTrust Bank nor any Person acting as an arranger hereunder has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, SunTrust Bank or each Person acting as an arranger hereunder and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, SunTrust Bank nor any Person acting as an arranger hereunder has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, SunTrust Bank, and each Person acting as an arranger hereunder have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, SunTrust Bank or each Person acting as an arranger hereunder with respect to any breach or alleged breach of agency or fiduciary duty.
SECTION 13.25    Press Releases and Other Matters. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

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SECTION 13.26    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Atlanta, Georgia office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lenders or the Administrative Agent, as the case may be, in the specified currency, the applicable Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BLACKBAUD, INC., as Borrower

By:	/s/ Anthony W. Boor
Name: Anthony W. Boor
Title: Chief Financial Officer and Senior Vice President

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AGENTS AND LENDERS:
SUNTRUST BANK,
as Administrative Agent, Swingline Lender, an
Issuing Lender and a Lender
By:
Name:
Title:

2
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BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

3
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FIFTH THIRD BANK, N.A., as a Lender
By:
Name:
Title:

4
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EXHIBIT A-1
FORM OF DOLLAR TRANCHE REVOLVING CREDIT NOTE

$___________    February 28, 2014
FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of __________________________________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Dollar Tranche Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Dollar Tranche Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Dollar Tranche Revolving Credit Note shall be payable in Dollars in immediately available funds to the account designated in the Credit Agreement.
This Dollar Tranche Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Dollar Tranche Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Dollar Tranche Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.
THIS DOLLAR TRANCHE REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
The Indebtedness evidenced by this Dollar Tranche Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Dollar Tranche Revolving Credit Note.
[Signature Page Follows]

Exhibit A-1-1
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IN WITNESS WHEREOF, the undersigned has executed this Dollar Tranche Revolving Credit Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit A-1-2
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EXHIBIT A-2
FORM OF SWINGLINE NOTE

$25,000,000    February 28, 2014

FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of SUNTRUST BANK (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds to the account designated in the Credit Agreement.
This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayment of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.
THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.
[Signature Page Follows]

Exhibit A-2-1
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IN WITNESS WHEREOF, the undersigned has executed this Swingline Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit A-2-2
CHAR2\1570214v4

EXHIBIT A-3
FORM OF TERM LOAN NOTE

$___________    February 28, 2014

FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of __________________________________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of the Term Loan made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds to the account designated in the Credit Agreement.
This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.
THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.
[Signature Page Follows]

Exhibit A-3-1
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IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit A-3-2
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EXHIBIT A-4
FORM OF DESIGNATED CURRENCY TRANCHE REVOLVING CREDIT NOTE

February 28, 2014

FOR VALUE RECEIVED, the undersigned, BLACKBAUD, INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of __________________________________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Designated Currency Tranche Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined) made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Designated Currency Tranche Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Designated Currency Tranche Revolving Credit Note shall be payable in immediately available funds in the Agreed Currency and to the account designated in the Credit Agreement.
This Designated Currency Tranche Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Designated Currency Tranche Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Designated Currency Tranche Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.
THIS DESIGNATED CURRENCY TRANCHE REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
The Indebtedness evidenced by this Designated Currency Tranche Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Designated Currency Tranche Revolving Credit Note.
[Signature Page Follows]

Exhibit A-4-1
CHAR2\1570214v4

IN WITNESS WHEREOF, the undersigned has executed this Designated Currency Tranche Revolving Credit Note as of the day and year first above written.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit A-4-2
CHAR2\1570214v4

EXHIBIT B
FORM OF NOTICE OF BORROWING

Dated as of: _____________

SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001
Email: douglas.weltz@suntrust.com

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent.
1.    The Borrower hereby requests that the Lenders make [a Dollar Tranche Revolving Credit Loan] [a Swingline Loan] [the Term Loan] [a Designated Currency Tranche Revolving Credit Loan] to the Borrower in the aggregate principal amount of [$__________] [amount in Agreed Currency]1. (Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.)
2.    The Borrower hereby requests that such Loan be made on the following Business Day: _________________. (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement).
3.    The Borrower hereby requests that the [Dollar Tranche Revolving Credit Loan] [Term Loan] [Swingline Loan] [Designated Currency Tranche Revolving Credit Loan] bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Type of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

[Base Rate or LIBOR Rate][2]

1 With respect to Designated Currency Tranche Revolving Credit Loans, the Administrative Agent will determine the Dollar Amount of each borrowing of Designated Currency Tranche Revolving Credit Loans as of the date two (2) Business Days prior to the date set forth on Item 2.
2 Complete with (i) the Base Rate or the LIBOR Rate for Dollar Tranche Revolving Credit Loan or the Term Loan, (ii) the LIBOR Rate for Designated Currency Tranche Revolving Credit Loans and (iii) the Base Rate for Swingline Loans.

Exhibit B-1
CHAR2\1570214v4

4.    The principal amount of all Loans [and L/C Obligations] outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement, including, without limitation, the applicable maximum amount permitted with respect to each of the Dollar Tranche Revolving Credit Commitment, the Designated Currency Tranche Revolving Credit Commitment, the Swingline Commitment, and the Term Loan Commitment.
6.    All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.
7.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

Exhibit B-2
CHAR2\1570214v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit B-3
CHAR2\1570214v4

EXHIBIT C
FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of: _____________
SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001
Email: douglas.weltz@suntrust.com
Ladies and Gentlemen:
This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Blackbaud, Inc., a corporation organized under the laws of Delaware, as Borrower, the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent (the “Administrative Agent”).
1.    The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):
____________________________
ABA Routing Number: ________
Account Number: ____________
2.    This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
3.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

Exhibit C-1
CHAR2\1570214v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit C-2
CHAR2\1570214v4

EXHIBIT D
FORM OF NOTICE OF PREPAYMENT

Dated as of: _____________
SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001
Email: douglas.weltz@suntrust.com

Ladies and Gentlemen:
This Notice of Prepayment is delivered to you under Section 2.4(c) of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent.
1.    The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: ____________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)
2.    The Loan to be prepaid is a [check each applicable box]:

☐	Swingline Loan

☐	Dollar Tranche Revolving Credit Loan

☐	Term Loan

☐	Designated Currency Tranche Revolving Credit Loan

3.    The Borrower shall repay the above-referenced Loans on the following Business Day: __________. (Complete with (i) the same Business Day as the date of this Notice of Prepayment with respect to any Swingline Loan or any Base Rate Loan, (ii) at least three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan under the Dollar Tranche, and (iii) at least four (4) Business Days subsequent to date of this Notice of Prepayment with respect to any Loan under the Designated Currency Tranche.)
4.    This Notice of Prepayment is irrevocable, provided; that the Borrower may rescind or postpone any Notice for Prepayment if such prepayment would have resulted from a refinancing of a Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed; provided, further that

Exhibit D-1
CHAR2\1570214v4

the Borrower shall pay all amounts required pursuant to Section 4.9 of the Credit Agreement as a result of the rescission or postponement of such notice.
5.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]

Exhibit D-2
CHAR2\1570214v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit D-3
CHAR2\1570214v4

EXHIBIT E
FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________
SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001
Email: douglas.weltz@suntrust.com

Ladies and Gentlemen:
This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation, as Borrower, the lenders who are or may a become party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent.
1.    This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The Loan is a [Dollar Tranche Revolving Credit Loan] [Term Loan]

(b)	The aggregate outstanding principal balance of such Loan is $_______________.

(c)	The principal amount of such Loan to be converted is $_______________. (Complete with an amount equal to at least $2,500,00 or any multiple of $100,000 in excess thereof.)

(d)	The requested effective date of the conversion of such Loan is _______________. (Complete with at least three (3) Business Days subsequent to date of this Notice of Conversion/Continuation)

(e)	The requested Interest Period applicable to the converted Loan is _______________.

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

(a)	The Loan is a [Dollar Tranche Revolving Credit Loan] [Term Loan]

(b)	The aggregate outstanding principal balance of such Loan is $_______________.

(c)	The last day of the current Interest Period for such Loan is _______________.

Exhibit E-1
CHAR2\1570214v4

(d)	The principal amount of such Loan to be converted is $_______________. (Complete with an amount equal to at least $1,000,000 or any multiple of $100,000 in excess thereof.)

(e)	The requested effective date of the conversion of such Loan is _______________. (Complete with at least three (3) Business Days subsequent to date of this Notice of Conversion/Continuation)

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The Loan is a [Dollar Tranche Revolving Credit Loan] [Term Loan] [Designated Currency Tranche Revolving Credit Loan]

(b)	The aggregate outstanding principal balance of such Loan is $_______________ [Amount in Agreed Currency][1].

(c)	The last day of the current Interest Period for such Loan is _______________.

(d)	The principal amount of such Loan to be continued is $_______________.

(e)
The requested effective date of the continuation of such Loan is _______________. (Complete with (i) at least three (3) Business Days subsequent to date of this Notice of Conversion/Continuation with respect to any LIBOR Rate Loan under the Dollar Tranche, and (ii) at least four (4) Business Days subsequent to date of this Notice of Conversion/Continuation with respect to any Loan under the Designated Currency Tranche.)

(f)	The requested Interest Period applicable to the continued Loan is _______________.
2.    The principal amount of all Loans [and L/C Obligations] outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement, including, without limitation, the applicable maximum amount permitted with respect to each of the Revolving Credit Commitment, the Dollar Tranche Revolving Credit Commitment, the Designated Currency Tranche Revolving Credit Commitment, the Swingline Commitment, and the Term Loan Commitment.
3.    All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.
4.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Signature Page Follows]
1 Administrative Agent to determine the Dollar Amount of each borrowing Designated Currency Tranche Revolving Credit Loan as of the date two (2) Business Days prior to the date of such continuation.

Exhibit E-2
CHAR2\1570214v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit E-3
CHAR2\1570214v4

EXHIBIT F
FORM OF OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Blackbaud, Inc. (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders each as defined in the Credit Agreement referred to below, as follows:
1.    This Certificate is delivered to you pursuant to [Section 7.2] [Section 2.7(c)] [Section 2.8(c)] of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the lenders who are or may a become party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
2.    I have reviewed the financial [statements] [projections]1 of the Borrower and its Subsidiaries dated as of ______________ and for the ______________ period[s] then ended and [such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated] [represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, taken as a whole, in all material respects].
3.    I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial [statements] [projections] referred to in Paragraph 2 above. Such review has not disclosed the existence [at the end of such accounting period] [as of the [Revolving Credit Increase Effective Date] [Incremental Term Loan Effective Date]] of any condition or event that constitutes a Default or an Event of Default [or that shall constitute a Default or an Event of Default immediately after giving effect to such [increase in the Revolving Credit Commitment] [Incremental Term Loans]], nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].
4.    The Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in [pro forma]2 compliance with the financial covenants contained in [Section 9.1 and Section 9.2]3 of the Credit Agreement as shown on such Schedule 1.
5.    [Attached hereto as Schedule 2 are (i) calculations of the total assets and EBITDA of the Borrower and its Subsidiaries (determined on a Consolidated basis in accordance with GAAP) and (ii) a list of each Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary and the total assets and EBITDA of each such Subsidiary.] 4
1 To be used in Officer's Compliance Certificate delivered pursuant to Sections 2.7(c) and 2.8(c).
2 To be used in Officer's Compliance Certificate delivered pursuant to Sections 2.7(c) and 2.8(c).
3 To be used in Officer's Compliance Certificate delivered pursuant to Sections 2.7(c) and 2.8(c).
4 To be used in Officer's Compliance Certificate delivered pursuant to Annual Financial Statements pursuant to Section 7.2.

Exhibit F-1
CHAR2\1570214v4

[Signature Page Follows]

Exhibit F-2
CHAR2\1570214v4

WITNESS the following signature as of the ____ day of ________, ____.

BLACKBAUD, INC.

By:
Name:
Title:

Exhibit F-3
CHAR2\1570214v4

Schedule 1
to
Officer’s Compliance Certificate
[To be provided by Borrower in form acceptable to Administrative Agent]

Schedule 1-1
CHAR2\1570214v4

Schedule 2
to
Officer’s Compliance Certificate
[To be provided by Borrower in form acceptable to Administrative Agent]

Schedule 2-1
CHAR2\1570214v4

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower:	Blackbaud, Inc., a Delaware corporation

4.	Administrative Agent:	SunTrust Bank, as administrative agent under the Credit Agreement.
1 Include bracketed language if there are multiple Assignors or multiple Assignees.

Exhibit G-1
CHAR2\1570214v4

5.	Credit Agreement:	The Credit Agreement dated as of February 28, 2014, among the Borrower, the lenders and other financial institutions from time to time party thereto, and SunTrust Bank, as Administrative Agent.

6.	Accrued Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:    ______________]2
Effective Date: _____________ ___, 20__.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit G-2
CHAR2\1570214v4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

Exhibit G-3
CHAR2\1570214v4

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

Exhibit G-4
CHAR2\1570214v4

[Consented to and]3 Accepted:

SUNTRUST BANK,

as Administrative Agent

By:
Title:

[Consented to:

BLACKBAUD, INC.

By:

Title: ][4]

[Consented to:

SUNTRUST BANK,

an Issuing Lender and Swingline Lender

By:
Title:

Consented to:

[ ], as

an Issuing Lender

By:

Title: ][5]

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
5 To be added only if the consent of each Issuing Bank and the Swingline Lender is required by the terms of the Credit Agreement.

Exhibit G-5
CHAR2\1570214v4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (including, in the case of any assignment of any Designated Currency Tranche Revolving Credit Commitment that the Assignee is able to fund in Agreed Currencies as and when required under the Credit Agreement), subject to receipt of such consents, if any, as may be required under Section 13.11(a) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii)  attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, the documentation required to be delivered pursuant to Section 4.11(g) of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (viii) it is not a Disqualified Institution or a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and

Annex 1-1
CHAR2\1570214v4

other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1-2
CHAR2\1570214v4

EXHIBIT H
FORM OF GUARANTY AGREEMENT

GUARANTY AGREEMENT
dated as of February 28, 2014
by and among
certain Subsidiaries of BLACKBAUD, INC.,
as Guarantors,
in favor of
SUNTRUST BANK,
as Administrative Agent

CHAR2\1570214v4

TABLE OF CONTENTS
No table of contents entries found.

CHAR2\1570214v4

GUARANTY AGREEMENT, dated as of February 28, 2014, made by certain Subsidiaries of BLACKBAUD, INC., a Delaware corporation (the “Borrower”) (each an “Initial Guarantor” and collectively, the “Initial Guarantors”) and those additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) substantially in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors, each a “Guarantor” and collectively, the “Guarantors”), in favor of SUNTRUST BANK (“SunTrust”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the holders of the Guaranteed Obligations (as defined below).
PRELIMINARY STATEMENTS
WHEREAS, pursuant to the terms of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the financial institutions (the “Lenders”) from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly, to the benefit of each of the Guarantors; and
WHEREAS, pursuant to Section 5.1(a) and Section 8.11 of the Credit Agreement, the Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the ratable benefit of itself and the Secured Parties;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Secured Parties, as follows:
Article I

DEFINED TERMS

SECTION 1.1	Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:
“Allocable Amount” has the meaning set forth in Section 2.3.
“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented, and under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law or proceeding thereunder).
“Guaranteed Obligations” has the meaning set forth in Section 2.1.

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“Guarantor Payment” has the meaning set forth in Section 2.3.
“Guaranty” means this Guaranty Agreement, as amended, restated, supplemented or otherwise modified.
“Original Currency” has the meaning set forth in Section 2.11.
“Specified Currency” has the meaning set forth in Section 4.19.
SECTION 1.2    Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II

GUARANTY
SECTION 2.1    Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally and irrevocably guarantees as primary obligor and not as surety to the Administrative Agent for the ratable benefit of itself and the holders of the Guaranteed Obligations (each a “Secured Party” and collectively, the “Secured Parties”), and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations (including, without limitation, all Bank Product Debt of any Credit Party or its Subsidiaries), whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter becomes barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower or any Subsidiary thereof, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Secured Party or acquired by the Administrative Agent or any Secured Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all such Obligations, including all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”); provided, that “Guaranteed Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
SECTION 2.2    Bankruptcy Limitations on each Guarantor. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor, the Administrative Agent and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3. To that end, but only in the event and to the extent that after giving effect to Section 2.3, such Guarantor’s obligations with respect to the

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Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3, the amount of each Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against each Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against each Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, any Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.
SECTION 2.3    Agreements for Contribution.
(a)    To the extent any Guarantor is required, by reason of its obligations hereunder, to make a payment (a “Guarantor Payment”) in an amount which, taking into account all other previous or concurrent payments made by any other Guarantor pursuant to this Guaranty, would be greater than the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then such Guarantor shall have an enforceable right of contribution against the Borrower and the remaining Guarantors, and the Borrower and the remaining Guarantors shall be liable for repayment of the full amount of such excess payment, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Subject only to the subordination provided in Section 2.3(d), such Guarantor further shall be subrogated to any and all rights of the Secured Parties against the Borrower and the remaining Guarantors to the extent of such excess payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(b)    To the extent that any Guarantor would, but for the operation of this Section 2.3 and by reason of its obligations hereunder or its obligations to other Guarantors under this Section 2.3, be rendered insolvent for any purpose under Applicable Insolvency Laws, each of the Guarantors hereby agrees to indemnify such Guarantor and commits to make a contribution to such Guarantor’s capital in an amount at least equal to the amount necessary to prevent such Guarantor from having been rendered insolvent by reason of the incurrence of any such obligations.
(c)    To the extent that any Guarantor would, but for the operation of this Section 2.3, be rendered insolvent under any Applicable Insolvency Law by reason of its incurring of obligations to any other Guarantor under the foregoing Sections 2.3(a) and (b), such Guarantor shall, in turn, have rights of

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contribution and indemnity, to the full extent provided in the foregoing Sections 2.3(a) and (b), against the Borrower and the remaining Guarantors, such that all obligations of all of the Guarantors hereunder and under this Section 2.3 shall be allocated in a manner such that no Guarantor shall be rendered insolvent for any purpose under Applicable Insolvency Law by reason of its incurrence of such obligations.
(d)    Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Secured Party, or the receipt of any amounts by the Administrative Agent or any Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or the other Guarantors or against any collateral security held by the Administrative Agent or any Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.
(e)    This Section 2.3 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 2.3 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(f)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
SECTION 2.4    Nature of Guaranty.
(a)    Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by any such Guarantor, any other guarantor or by any other party and shall be primary, absolute and unconditional, irrespective of, and unaffected by:
(i)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;
(ii)    the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Secured Party

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with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;
(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);
(iv)    any structural change in, restructuring of or similar change of the Borrower, any Guarantor or any of their respective Subsidiaries;
(v)    any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment or performance); or
(vi)    any direction as to application of payment by the Borrower or by any other party;
it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final indefeasible payment (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and performance, in full, of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) and the Commitments are terminated; provided that a Guarantor may be released from the Guaranteed Obligations pursuant to Section 4.16 of this Guaranty.
(b)    Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Secured Parties or the Borrower whether now existing or which may arise in the future.
(c)    Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and any Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.
SECTION 2.5    Waivers. To the extent permitted by law, each Guarantor expressly waives all of the following rights and defenses (other than the defense of payment or performance) and agrees not to take advantage of or assert any such right or defense:
(a)    any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any Secured Party to proceed in respect of the Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;
(b)    any defense based upon the failure of the Administrative Agent or any Secured Party to commence an action in respect of the Guaranteed Obligations against the Borrower, any Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

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(c)    any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Secured Parties of this Guaranty;
(d)    any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by Applicable Laws, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and
(e)    any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon, or acceptance of, this Guaranty.
Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Secured Parties would decline to enter into the Credit Agreement and the other Loan Documents.
SECTION 2.6    Modification of Loan Documents, etc. Neither the Administrative Agent nor any Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:
(a)    any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;
(b)    any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refrain from exercising any such remedies, powers or privileges;
(c)    any amendment or modification, in any manner whatsoever, of the Credit Agreement or any other Loan Document;
(d)    any extension or waiver of the time for performance by the Borrower, any Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement or any other Loan Document, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
(e)    any taking and holding of security or collateral for the payment of the Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Secured Parties have been granted a Lien, to secure any Indebtedness of the Borrower, any Guarantor or any other Person to the Administrative Agent or the Secured Parties;

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(f)    any release of anyone who may be liable in any manner for the payment of any amounts owed by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Secured Party;
(g)    any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Borrower, any Guarantor or any other Person are subordinated to the claims of the Administrative Agent or any Secured Party; or
(h)    any application of any sums by whomever paid or however realized to any Obligations owing by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Secured Party in such manner as the Administrative Agent or any Secured Party shall determine in its reasonable discretion.
SECTION 2.7    Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under the Credit Agreement are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable. Notwithstanding the foregoing, each Guarantor agrees that, in the event of the dissolution or insolvency of the Borrower or any Guarantor, or the inability or failure of the Borrower or any Guarantor to pay debts as they become due, or an assignment by the Borrower or any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower or any Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when an Event of Default exists and any of the Guaranteed Obligations may not then be due and payable, each Guarantor will pay to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by each Guarantor if all such Guaranteed Obligations were then due and payable.
SECTION 2.8    Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement or the other Loan Documents or otherwise.
SECTION 2.9    Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Secured Parties, the obligations of the Borrower under the Credit Agreement and the other Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.
SECTION 2.10    Termination; Reinstatement.
(a)    Subject to subsection (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated.

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(b)    No payment made by the Borrower, any Guarantor, or any other Person received or collected by the Administrative Agent or any Secured Party from the Borrower, any Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated.
(c)    Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by the Administrative Agent or any Secured Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment.
SECTION 2.11    Payments. Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Sections 4.4 and 11.4 of the Credit Agreement, in immediately available Dollars, or with respect to Guaranteed Obligations in connection with any Loan made in any Foreign Currency, the Agreed Currency therefor, in immediately available funds, to an account designated by the Administrative Agent at the Administrative Agent’s Office (or, with respect to the Designated Currency Tranche, in the city of the Designated Currency Payment Office) or at any other address that may be specified in writing from time to time by the Administrative Agent. Notwithstanding the foregoing provisions of this Section, if, with respect to any Loan in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which such Loan was made (the “Original Currency”) no longer exists or the applicable Guarantor is not able to make payment to the Administrative Agent for the account of the Secured Parties in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment and as such amount shall be determined pursuant to the Credit Agreement) of such payment due, it being the intention of the parties hereto that the Guarantors take all risks of the imposition of any such currency control or exchange regulations.
SECTION 2.12        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.12 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.12 shall remain in full force and effect until all the Guaranteed Obligations (other than contingent indemnification

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obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to make any Extensions of Credit each Guarantor hereby represents and warrants that:
SECTION 3.1    Existence. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.2    Authorization of Agreement; Enforceability. Such Guarantor has the right, power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Guaranty in accordance with its terms. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 3.3    No Conflict; Consents. The execution, delivery and performance by such Guarantor of this Guaranty in accordance with its terms and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval except any approval previously or concurrently received or violate any material Applicable Law, in each case relating to such Guarantor; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Guarantor; (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $25,000,000 or under which amounts payable or receivable are at least $25,000,000 to which such Person is a party or by which any of its properties may be bound; (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Guarantor or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC.

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SECTION 3.4    Litigation. Except for matters that would not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of such Guarantor, threatened in writing against or in any way relating adversely to or affecting such Guarantor or any its respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.
SECTION 3.5    Title to Assets. Such Guarantor has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets.
SECTION 3.6    Liens. None of the properties and assets of such Guarantor is subject to any Lien, except Permitted Liens.
SECTION 3.7    [Intentionally omitted].
SECTION 3.8    Compliance with the Credit Agreement. Until the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated, such Guarantor shall comply with the provisions of Articles VII, VIII, IX and X of the Credit Agreement as if a party thereto.
ARTICLE IV

MISCELLANEOUS
SECTION 4.1    Amendments, Waivers and Consents. None of the terms, covenants, agreements or conditions of this Guaranty may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 13.2 of the Credit Agreement.
SECTION 4.2    Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors at the address of the Borrower set forth in Section 13.1(b) of the Credit Agreement.
SECTION 4.3    Enforcement Expenses, Indemnification, Taxes.
(f)    The Guarantors shall, jointly and severally, pay all reasonable, out-of-pocket expenses (including, without limitation, attorney’s fees and expenses incurred by the Administrative Agent and each Lender) to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement. All such costs and expenses shall be additional Guaranteed Obligations.
(g)    The Guarantors shall, jointly and severally, pay and indemnify each indemnified party (which for purposes of this Guaranty shall include, without limitation, all Secured Parties) against Indemnified Taxes and Other Taxes to the extent the Borrower would be required to do so pursuant to Section 4.11 of the Credit Agreement.
(h)    The Guarantors shall, jointly and severally, pay and indemnify each indemnified party to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.

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(i)    All amounts due under this Section shall be payable promptly after demand therefor. The agreements in this Section 4.3 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
SECTION 4.4    Governing Law. This Guaranty, unless otherwise expressly set forth herein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.
SECTION 4.5    Jurisdiction and Venue.
(a)    Jurisdiction. Each party hereto, to the maximum extent permitted by Applicable Law, hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the City of New York in the State of New York (and any courts from which an appeal from any of such courts must or may be taken) in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations. Each party hereto hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any other party hereto in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 of the Credit Agreement. Nothing in this Section 4.5 shall affect the right of the Administrative Agent or any Secured Party to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Secured Party to bring any action or proceeding against any Guarantor or its properties in the courts of any other jurisdictions if required to enforce this Guaranty.
(b)    Venue. Each party hereto hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Guaranty or the rights and obligations of the parties hereunder. Each party hereto irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or proceeding has been brought in an inconvenient forum.
SECTION 4.6    Waiver of Jury Trial.
(a)    Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS GUARANTY OR ANY LOAN DOCUMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.
(b)    Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property and (iii) obtaining provisional or ancillary

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remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding.
SECTION 4.7    Injunctive Relief, Punitive Damages.
(a)    Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Guaranty, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Secured Parties. Therefore, each Guarantor agrees that the Administrative Agent and the Secured Parties, at the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)    The Administrative Agent and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to this Guaranty, the Credit Agreement, the Notes or the other Loan Documents and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any Loan Document.
SECTION 4.8    No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Guarantor, the Administrative Agent and any Secured Parties or their respective agents or employees shall be effective to change, modify or discharge any provision of this Guaranty or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the Secured Parties set forth in this Guaranty is not intended to be exhaustive and the exercise by the Administrative Agent and the Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
SECTION 4.9    Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Guaranty), the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Secured Parties (given in accordance with Section 4.1).
SECTION 4.10    Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 4.11    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.

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SECTION 4.12    Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.
SECTION 4.13    Set-Off. Upon the occurrence and during the continuance of any Event of Default, subject to Section 13.4 of the Credit Agreement, each Guarantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time pursuant to Section 13.4 of the Credit Agreement to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in Blackbaud Payment Services Accounts, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Secured Party hereunder and claims of every nature and description of the Administrative Agent or such Secured Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Secured Party under this Section 4.13 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Secured Party may have.
SECTION 4.14    Integration. This Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Guaranty was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 4.15    Acknowledgements. Each Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;
(b)    neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

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SECTION 4.16    Releases. At such time as (a) the Guaranteed Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, or (b) a Guarantor ceases to be a Material Subsidiary of the Borrower in connection with a transaction permitted under the terms and conditions of the Credit Agreement, such Guarantor shall be released from the Guaranteed Obligations (other than obligations expressly stated to survive the termination of this Guaranty).
SECTION 4.17    Additional Guarantors. Each Material Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 8.11 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Guaranty Supplement.
SECTION 4.18    Powers Coupled with an Interest. All authorizations and agencies herein contained are irrevocable and powers coupled with an interest.
SECTION 4.19    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Guarantor in respect of any sum due to such Secured Party or Administrative Agent (as the case may be) hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency such Secured Party or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Secured Party or the Administrative Agent, as the case may be, in the Specified Currency, each Guarantor agrees, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Secured Party or the Administrative Agent, as the case may be, in the Specified Currency, the applicable Secured Party or the Administrative Agent, as the case may be, agrees to remit such excess to such Guarantor.
[Signature Pages to Follow]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty by its duly authorized officer, all as of the day and year first above written.

CONVIO, LLC, as Guarantor

By:
Name:
Title:

[Signature Pages Continue]

Signature Page to Guaranty
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SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty
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ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of February [ ], 2014, made by each of the Material Domestic Subsidiaries of Blackbaud, Inc. (the “Borrower”) listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional Material Domestic Subsidiaries which become parties to the Guaranty by executing Guaranty supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Article III of the Guaranty are true and correct in all material respects (without duplication with respect to any materiality qualifications set forth in any individual representation and warranty) as of the date hereof (except to the extent such representation and warrant relates to an earlier date).
IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, ____.

[NAME OF NEW GUARANTOR]

    By:____________________________________

    Title:__________________________________

Exhibit H-1
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EXHIBIT I
FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is made by BLACKBAUD, INC., a Delaware corporation (the “Borrower”), CONVIO, LLC, a Delaware limited liability company (“Convio” and those additional Subsidiaries of the Borrower which become parties to this Pledge Agreement by executing a supplement hereto (a “Pledge Agreement Supplement”) in substantially the form attached hereto as Annex I (such additional Subsidiaries, together with the Borrower, as pledgors, the “Pledgors” and, each individually, a “Pledgor”), in favor of SUNTRUST BANK (“SunTrust”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the holders of the Obligations.

PRELIMINARY STATEMENTS
WHEREAS, pursuant to the terms of the Credit Agreement, dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Credit Agreement”), by and among the Borrower, the financial institutions (the “Lenders”) from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Administrative Agent, for the ratable benefit of itself and holders of the Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent and the Secured Parties to enter into and make available Extensions of Credit pursuant to the Credit Agreement, the Pledgors hereby agree with the Administrative Agent, for the ratable benefit of itself and the holders of the Obligations, as follows:

Defined Terms.
The following terms shall have the following meanings:
“Code” means the Uniform Commercial Code as in effect in the State of New York (as amended or otherwise modified from time to time); provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

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“Collateral” means the Stock Collateral and the Partnership/LLC Collateral; provided that notwithstanding the foregoing, “Collateral” shall not include any Capital Stock in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower, any other Pledgor or their respective Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding shares of Capital Stock.

“Issuers” means the corporations that have issued the shares of Pledged Stock as set forth in Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time).

“Obligations” means, collectively, “Obligations” as defined in the Credit Agreement and “Guaranteed Obligations” as defined in the Guaranty Agreement.

“Partnership/LLC Agreement” has the meaning set forth in Section 4(a).

“Partnership/LLC Collateral” means the Partnership/LLC Interests and all Proceeds therefrom.

“Partnership/LLC Interests” means the entire partnership or membership interest of the Pledgors in each Partnership/LLC (a) listed on Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time) and (b) now owned or existing or owned, acquired, or arising hereafter, in each case including, without limitation, the Pledgors’ capital accounts, their interest as partners or members in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of the Partnerships/LLCs, their interests in all distributions made or to be made by the Partnerships/LLCs to the Pledgors and all of the other economic rights, titles and interests of the Pledgors as partners or members of the Partnerships/LLCs, whether set forth in the partnership agreement or membership agreement of the Partnerships/LLCs, by separate agreement or otherwise.

“Partnership/LLCs” means the partnership and limited liability companies that have issued the Partnership/LLC Interests as set forth in Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time).

“Pledged Stock” means the shares of capital stock of each Issuer (a) listed on Schedule I hereto (as such schedule may be amended, restated, supplemented or modified from time to time) and (b) now owned or existing or owned, acquired, or arising hereafter, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by such Issuer to the Pledgors while this Pledge Agreement is in effect (including, without limitation, all of the other economic rights, titles and interests of any Pledgor as a shareholder or owner of such Issuer, whether set forth in the articles, bylaws or other governing document of such Issuer, by separate agreement or otherwise).

“Proceeds” means all “Proceeds” as such term is defined in Section 9-102(64) of the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock and the Partnership/LLC Interests, collections thereon, proceeds of sale thereof or distributions with respect thereto.

“Secured Parties” means the holders of the Obligations and “Secured Party” means any one of them.

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“Security Interests” means the security interests granted pursuant to Section 2, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

“Stock Collateral” means the Pledged Stock and all Proceeds therefrom.

Capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof. Capitalized terms defined in the Code and not otherwise defined herein shall have the meaning assigned thereto in the Code.
Pledge and Grant of Security Interest. The Pledgors hereby deliver to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, all certificates representing the Pledged Stock and Partnership/LLC Interests and hereby grant to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, a security interest in the Pledged Stock, Partnership/LLC Interests and all other Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations; provided, that any Security Interest in any Collateral constituting Pledged Stock or Partnership/LLC Interests issued by any Issuer or Partnership/LLC that is (a) an Excluded Domestic Subsidiary or (b) which is not organized under the laws of any political subdivision of the United States shall be limited to sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock of such Issuer or Partnership/LLC and one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock of such Issuer or Partnership/LLC; provided, further that notwithstanding the foregoing, such pledge and grant of Security Interest hereunder shall not include any Capital Stock of any Foreign Subsidiary that is not a First Tier Foreign Subsidiary.
Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter pledge and deliver additional shares of capital stock and/or partnership and membership interests to the Administrative Agent as collateral security for the Obligations. Upon such pledge and delivery to the Administrative Agent, such additional shares of capital stock and/or partnership and membership interests shall be deemed to be part of the Pledged Stock and/or Partnership/LLC Interests, as applicable, of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule I has been amended to refer to such additional shares as required by Section 7(i).

Stock Powers; Register of Pledge. Concurrently with the delivery to the Administrative Agent of each certificate representing one or more shares of Pledged Stock, the Pledgors shall deliver an undated stock power covering such certificate, duly executed in blank by the applicable Pledgor.
Partnership/LLC Interests.
Notwithstanding anything to the contrary contained in any limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests (as amended, restated, supplemented or otherwise modified from time to time, a “Partnership/LLC Agreement”), each member, manager and partner shall be entitled to pledge its Partnership/LLC Interests to, and grant and collaterally assign to, the Administrative Agent, for the ratable benefit of itself and the Secured Parties, a lien and security interest in its Partnership/LLC Interests without any further consent,

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approval or action by any other party, including, without limitation, any other party to any Partnership/LLC Agreement or otherwise.
Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designee shall have the right (but not the obligation) to be substituted for the applicable Pledgor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Administrative Agent or its designee shall have all rights, powers and benefits as a member, manager or partner, as applicable, under such Partnership/LLC Agreement. For avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights and not merely the rights of an economic interest holder. So long as this Pledge Agreement remains in effect, no further consent, approval or action by any other party including, without limitation, any other party to the Partnership/LLC Agreement or otherwise shall be necessary to permit the Administrative Agent or its designee to be substituted as a member, manager or partner pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Administrative Agent and the Secured Parties and their respective successors, assigns and designated agents, as intended third party beneficiaries.
Pledgors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Pledgor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder (including, without limitation, all of its obligations as a partner or member of any Partnership/LLC, if applicable) to the same extent as if this Pledge Agreement had not been executed, (b) the exercise by the Administrative Agent or any Secured Party of any of their respective rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral (including, without limitation, all of its obligations as a partner or member of any Partnership/LLC, if applicable), (c) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Pledge Agreement (including, without limitation, any obligations or liabilities as a partner or member of any Partnership/LLC), nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither the Administrative Agent nor any Secured Party shall have any liability in contract or tort for any Pledgor’s acts or omissions.
Representations and Warranties. To induce the Administrative Agent and the Secured Parties to execute the Credit Agreement and make any Extensions of Credit and to accept the security contemplated hereby, each Pledgor hereby represents and warrants that:
Such Pledgor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
The execution, delivery and performance by such Pledgor of this Pledge Agreement (i) have all been duly authorized by all necessary action; (ii) are within the power and authority of such Pledgor; (iii) do not and will not require any material Governmental Approval except any approval previously or concurrently received or violate any material Applicable Law, in each case relating to such Pledgor or any of its Subsidiaries; (iv) do not and will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organization documents of such Pledgor; (v) do not and will not conflict with, result in breach of or constitute a default under any indenture, agreement or other instrument

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in an aggregate principal amount of at least $25,000,000 or under which amounts payable or receivable are at least $25,000,000 to which such Pledgor or any of its Subsidiaries is a party or by which any of its properties may be bound; (vi) do not and will not result in the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Pledgor other than Liens arising under the Loan Documents or (vi) do not and will not require any consent or authorization of, filing with, or other act in respect of, any arbitrator or Governmental Authority, and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Pledge Agreement, other than (A) consents, authorizations, filings or other acts or consents obtained or for which the failure to obtain or make would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC.
This Pledge Agreement (i) has been duly executed and delivered by the duly authorized officers of each of the Pledgors party hereto and (ii) is a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
All necessary and material permits, registrations and consents relating to such Pledgor for such making and performance of this Pledge Agreement by the Pledgors have been obtained (including, without limitation, the consent of any stockholder or creditor of any Pledgor or any Issuer or any general or limited partner or member of any Partnership/LLC).
[Intentionally omitted]
Each financing statement or financing statement amendment naming such Pledgor as a debtor and attached hereto as Addendum A is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule II and, upon the filing of appropriate financing statements or financing statement amendments in such filing offices, the Security Interests will constitute a valid, perfected first Lien (subject to Permitted Liens arising by operation of law) to the extent such Security Interests can be perfected by the filing of financing statements.
As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (A) the shares of Pledged Stock listed on Schedule I constitute (i) all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer that is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary), (ii) sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock of each Issuer that is a First Tier Foreign Subsidiary or Excluded Domestic Subsidiary and (iii) one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock of each Issuer that is a First Tier Foreign Subsidiary or Excluded Domestic Subsidiary; and (B) there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Issuers, except as described on Schedule I.
As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (A) the Partnership/LLC Interests listed on Schedule I constitute (i) all of the outstanding ownership interests in which each Pledgor has any right, title or interest in each Partnership/LLC which is a Domestic Subsidiary

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(other than an Excluded Domestic Subsidiary), (ii) sixty-five percent (65%) of the outstanding voting ownership interests in which each Pledgor has any right, title and interest in each Partnership/LLC which is a First Tier Foreign Subsidiary or an Excluded Domestic Subsidiary and (iii) one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting ownership interests of each Partnership/LLC that is a First Tier Foreign Subsidiary or an Excluded Domestic Subsidiary; and (B) there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Partnerships/LLCs, except as described on Schedule I.
The Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable (to the extent such concept is applicable) and all of the Partnership/LLC Interests have been duly authorized and validly issued.
As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), such Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock and Partnership/LLC Interests listed on Schedule I free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement and Permitted Liens.
As of the Closing Date and upon each date a Pledgor becomes a party to this Pledge Agreement pursuant to a Pledge Agreement Supplement (after giving effect to supplements to each of the Schedules hereto with respect to such subsequent Pledgor as attached to such Pledge Agreement Supplement), (i) such Pledgor is organized under the laws of the state identified on Schedule II under such Pledgor’s name; (ii) the taxpayer identification number and Registered Organization number of such Pledgor is set forth on Schedule II under such Pledgor’s name; (iii) the chief place of business or chief executive office of such Pledgor is set forth on Schedule II; and (iv) such Pledgor does no material business nor has done any material business during the past five years under any trade name or fictitious business name except as disclosed on Schedule II under such Pledgor’s name.
Upon delivery to the Administrative Agent of the (i) stock certificates evidencing the Pledged Stock and (ii) the Certificated Securities representing Partnership/LLC Interests that are Securities governed by Article 8 of the Code, the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected first priority Lien on the Collateral (subject to Permitted Liens arising by operation of law).
None of the Partnership/LLC Interests (i) are traded on a Securities exchange or in Securities markets, (ii) are Securities governed by Article 8 of the Code (except as set forth on Schedule I hereto and only to the extent the applicable Pledgor has complied with Section 7(d) hereto and delivered, or has made arrangements for the delivery of, the certificate representing such Partnership/LLC Interests), whether by their terms expressly or pursuant to a Partnership/LLC Agreement that provides that such Partnership/LLC Interests are Securities, (iii) are Investment Company Securities (as defined in the Code) or (iv) are held or maintained in the form of a Securities Entitlement or credited to any Securities Account.
Upon the written request of the Administrative Agent, the Pledgors shall deliver or make available to the Administrative Agent true and complete copies of the partnership agreements and operating agreements, as applicable, for each of the Partnerships/LLCs, which partnership agreements and operating agreements shall be in full force and effect.
Certain Covenants. The Pledgors covenant and agree with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, that, from and after the date of this Pledge

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Agreement until the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) are paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments are terminated:
Each Pledgor shall promptly notify the Administrative Agent, in writing, upon obtaining knowledge of (i) any Lien (other than the Lien created by this Pledge Agreement or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder or (b) the acquisition or ownership by such Pledgor of any Collateral after the date hereof. At the request of the Administrative Agent or the Required Lenders, each Pledgor shall promptly (and in any event within ten (10) Business Days after such request or such later date as agreed to by the Administrative Agent) deliver to the Administrative Agent updated Schedules to this Pledge Agreement.
The Pledgors agree that as partners or members in the Partnerships/LLCs they will abide by, perform and discharge each and every material obligation, material covenant and material agreement to be abided by, performed or discharged by the Pledgors under the terms of the partnership agreements and operating agreements, as applicable, of the Partnerships/LLCs, at no cost or expense to the Administrative Agent and the Secured Parties.
If any Pledgor shall, as a result of its ownership of the Collateral, become entitled to receive or shall receive any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, such Pledgor shall, to the extent constituting Collateral, accept the same as the agent of the Administrative Agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided, that at no time shall the Pledged Stock or Partnership/LLC Interests of any Issuer or Partnership/LLC that is a First Tier Foreign Subsidiary or an Excluded Domestic Subsidiary exceed sixty-five percent (65%) of the voting Pledged Stock or voting Partnership/LLC Interests of such Subsidiary and one hundred percent (100%) of the non-voting Pledged Stock or non-voting Partnership/LLC Interests of such Subsidiary.
Without the prior written consent of the Administrative Agent, no Pledgor will (i) vote to enable, or take any other action to permit, any Issuer or Partnership/LLC to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of such Issuer or Partnership/LLC except for additional Pledged Stock or Partnership/LLC Interests that will be subject to the Security Interest granted herein, (ii) consent to any modification, extension or alteration of the terms of any partnership agreement or operating agreement of the Partnerships/LLCs that (A) provides that such Partnership/LLC Interests are Securities governed by Article 8 of the Code or (B) is materially adverse to the interests of the Administrative Agent under the Loan Documents, (iii) except as expressly provided to the contrary herein or in the Credit Agreement, (A) accept a surrender of any partnership agreement or operating agreement of any of the Partnerships/LLCs or (B) to the extent such action is materially adverse to the interests of the Administrative Agent under the Loan Documents, waive any breach of or default under any partnership agreement or operating agreement of any of the Partnerships/LLCs by any other party thereto, (iv) except as expressly permitted pursuant to the terms of the Credit Agreement, sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or (v) create, incur or permit to exist any Lien or option

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in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except the Lien created by this Pledge Agreement or Permitted Liens. The Pledgors will defend the right, title and interest of the Administrative Agent in and to the Collateral against the claims and demands of all Persons whomsoever other than with respect to Permitted Liens.
Each Pledgor shall maintain the Security Interest created by this Pledge Agreement as a perfected first priority Security Interest (to the extent required to do so hereunder) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (in each case, other than with respect to Permitted Liens arising under operation of law).
No Pledgor will, except upon prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and, if applicable, a written supplement to the Schedules to this Pledge Agreement:
change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule II;
change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Pledge Agreement would become misleading; or
permit any Collateral (other than Certificated Securities delivered to the Administrative Agent pursuant to Section 2) to be held by any Securities Intermediary, held or maintained in the form of a Securities Entitlement or credited to any Securities Account.
Pursuant to Section 9-509 of the Code and any other Applicable Law, each Pledgor authorizes the Administrative Agent to file or record financing statements, financing statement amendments and other filing or recording documents or instruments with respect to the Collateral without the signature of such Pledgor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Pledge Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may reasonably determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest.
At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgors, the Pledgors will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Pledge Agreement.
Each Pledgor shall, promptly (but in any event within five (5) Business Days or such later date as agreed to by the Administrative Agent) after the acquisition of additional shares of capital stock of any Issuers or partnership and membership interests of any partnership or limited liability company since the Closing Date or since Schedule I was last updated, amend and supplement Schedule I to refer to such additional shares.

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Cash Dividends and Distributions; Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the Pledgors of the Administrative Agent’s intent to exercise its rights pursuant to Section 9 of this Pledge Agreement, the Pledgors shall be permitted to receive all cash dividends and shareholder, partnership and membership distributions paid in accordance with the terms of the Credit Agreement in respect of the Collateral and to exercise all voting and corporate, partnership or membership rights, as applicable, with respect to the Collateral; provided, that no vote shall be cast or corporate, partnership or membership right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent in any material respect with or result in any violation of any provision of the Credit Agreement, any other Loan Documents or this Pledge Agreement.
Rights of the Administrative Agent.
If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Pledgors, (i) the Administrative Agent shall have the right to receive any and all cash dividends paid in respect of the Pledged Stock and partnership or membership distributions, as applicable, in respect of the Partnership/LLC Interests and make application thereof to the Obligations in the order set forth in Section 11.4 of the Credit Agreement and (ii) all shares of the Pledged Stock and the Partnership/LLC Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate, partnership, membership and other rights pertaining to such shares of the Pledged Stock or Partnership/LLC Interests at any meeting of shareholders, partners or members of the applicable Issuer or Partnership/LLC or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the applicable Issuer or Partnership/LLC, or upon the exercise by the Pledgors or the Administrative Agent of any right, privilege or option pertaining to such shares of the Pledged Stock or the Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock or the Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to the Pledgors to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Pledgor hereby authorizes and instructs each Issuer or Partnership/LLC with respect to any Collateral consisting of Pledged Stock or Partnership/LLC Interests to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or Partnership/LLC shall be fully protected in so complying, and (ii) upon and during the continuance of an Event of Default, if requested by the Administrative Agent, pay any dividends, distributions or other payments with respect to any Pledged Stock or Partnership/LLC Interests directly to the Administrative Agent.
The rights of the Administrative Agent and the Secured Parties hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent or any Secured Party of any right or remedy against the Pledgors or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee thereof or right of offset with respect thereto. Neither the Administrative Agent nor any Secured Party shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Administrative

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Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.
Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other Applicable Law. Without limiting the generality of the foregoing with regard to the scope of the Administrative Agent’s remedies, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by any Applicable Law referred to below) to or upon the Pledgors, any Issuer, any Partnership/LLC or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by any Applicable Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgors, which right or equity is hereby waived or released. To the extent permitted by any Applicable Law, the Pledgors waive all claims, damages and demands they may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, other than claims arising out of gross negligence or willful misconduct of the Administrative Agent or any Secured Party as determined by a court of competent jurisdiction by final and nonappealable judgment. If any notice of a proposed sale or other disposition of Collateral shall be required by any Applicable Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
Administrative Agent’s Appointment as Attorney-In-Fact. (a) Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following upon the occurrence and continuation of an Event of Default:
pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
execute, in connection with any sale provided for in this Pledge Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(A) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (B) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (C) settle, compromise or adjust any such suit, action

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or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (D) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Pledge Agreement, all as fully and effectively as such Pledgor might do.
If any Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, upon prior written notice to the Pledgors, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 11(a).
The documented and out‑of‑pocket expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Pledge Agreement shall be payable by the Pledgors to the Administrative Agent on demand.
Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 11(a). All powers, authorizations and agencies contained in this Pledge Agreement are coupled with an interest and are irrevocable until this Pledge Agreement is terminated and the Security Interests created hereby are released.
Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Pledge Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Administrative Agent and the Secured Parties , be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement to make any inquiry respecting such authority.
Registration Rights; Private Sales.
The Pledgors recognize that the Administrative Agent may be unable to effect a public sale of any or all the Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgors acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the applicable Issuer or Partnership/LLC to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the applicable Issuer or Partnership/LLC would agree to do so.
The Pledgors further agree to use their commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral

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pursuant to this Section 12 valid and binding and in compliance with any and all other Applicable Law. The Pledgors further agree that a breach of any of the covenants contained in this Section 12 will cause irreparable injury to the Administrative Agent and the Secured Parties not compensable in damages, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 12 shall be specifically enforceable against the Pledgors, and the Pledgors hereby waive and agree not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.
Amendments, etc. With Respect to the Obligations. The Pledgors shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby, notwithstanding that, without any reservation of rights against the Pledgors, and without notice to or further assent by the Pledgors, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of the Pledgors or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Administrative Agent or any Lender, and the Credit Agreement, any other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee, right of offset or other collateral security at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any other Lien at any time held by it as security for the Obligations or any property subject thereto. The Pledgors waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon this Pledge Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement; and all dealings between the Pledgors, on the one hand, and the Administrative Agent and the Secured Parties , on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledgors waive diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Pledgors with respect to the Obligations.
No Subrogation. Notwithstanding any payment or payments made by the Pledgors hereunder, or any setoff or application of funds of the Pledgors by the Administrative Agent, or the receipt of any amounts by the Administrative Agent with respect to any of the Collateral, the Pledgors shall not be entitled to be subrogated to any of the rights of the Administrative Agent against the Borrower or any guarantor or against any other collateral security held by the Administrative Agent for the payment of the Obligations, nor shall the Pledgors seek any reimbursement from the Borrower or any guarantor in respect of payments made by the Pledgors in connection with the Collateral, or amounts realized by the Administrative Agent in connection with the Collateral, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Obligations are paid in full and the Commitments terminated. If any amount shall be paid to the Pledgors on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Pledgors in trust for the Administrative Agent, segregated from other funds of the Pledgors, and shall, forthwith upon receipt by the Pledgors, be turned over to the Administrative Agent in the exact form received by the Pledgors (duly indorsed by the Administrative Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

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Limitation on Duties Regarding Collateral. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar securities and property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or otherwise. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent and the Secured Parties’ interests in the Collateral and shall not impose any duty on the Administrative Agent or any Secured Party to exercise any such powers. Each of the Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent in accordance with the terms of Section 11.4 of the Credit Agreement. Any balance of such Proceeds remaining shall be paid over to the Borrower, on behalf of the Pledgors, or to whomsoever (if such Person is not a Pledgor) may be lawfully entitled to receive the same. Only after (a) payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-608 and Section 9-615 of the Code and (b) the payment in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) and termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Pledgor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Pledgor). The Administrative Agent may make distribution hereunder in cash or in kind or, on a ratable basis, in any combination thereof.
Waiver, Deficiency. Each Pledgor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Pledge Agreement or the absolute sale of the Collateral or any portion thereof. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.
Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, subject to Section 13.4 of the Credit Agreement, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without notice to any Pledgor (any such notice being expressly waived by each Pledgor), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in Blackbaud Payment Services Accounts, at any time held, and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of such Pledgor or any other Credit Party against any and all obligations of such Pledgor or such other Credit Party now or hereafter existing under the Credit Agreement or any other Loan Document to such Lender or such Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under the Credit Agreement or any other Loan Document and although such obligations of the Pledgor or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent and the Secured Parties and their

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respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent or such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any Secured Party pursuant to any provisions of this Pledge Agreement shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
Severability of Provisions. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Pledge Agreement are for convenience only, and neither limit nor amplify the provisions of this Pledge Agreement.
No Waiver by Course of Conduct, Cumulative Remedies. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Administrative Agent or any Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy, right or power conferred upon the Administrative Agent or any Secured Party is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
Amendments, Waivers and Consents. No term, covenant, agreement or condition of this Pledge Agreement may be amended or waived, nor may any consent be given, except in the manner set forth in Section 13.2 of the Credit Agreement.
Expenses and Indemnification.
The Pledgors shall, jointly and severally, pay all reasonable out-of-pocket expenses (including, without limitation, attorney’s fees and expenses) incurred by the Administrative Agent and each Secured Party to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.
The Pledgors shall, jointly and severally, pay and indemnify each indemnified party (which for purposes of this Pledge Agreement shall include, without limitation, all Lenders) against Indemnified Taxes and Other Taxes to the extent the Borrower would be required to do so pursuant to Section 4.11 of the Credit Agreement.
The Pledgors shall, jointly and severally, indemnify each indemnified party to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.

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All amounts due under this Section shall be payable promptly after demand therefor.
Injunctive Relief; Punitive or Indirect Damages.
Each Pledgor recognizes that, in the event such Pledgor fails to perform, observe or discharge any of its obligations or liabilities under this Pledge Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Secured Parties. Therefore, each Pledgor agrees that the Administrative Agent and the Secured Parties, at the Required Lenders’ option, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
The Administrative Agent and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document.
Without limiting the generality of any provisions set forth herein relating to indemnification or reimbursement by the Borrower or any other Credit Party, the Administrative Agent and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of any consequential or indirect damages against any other party to a Loan Document, and each such Person hereby waives any right or claim to consequential or indirect damages that it may now have or may arise in the future in connection with any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document.
Successor and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of each Pledgor (and shall bind all Persons who become bound as a Pledgor under this Pledge Agreement), the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement (other than an assignment by operation of law that is otherwise permitted under the Loan Documents) without the prior written consent of the Administrative Agent and the Required Lenders.
Governing Law; Jurisdiction; Venue; Service of Process.
Governing Law. This Pledge Agreement and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.
Jurisdiction. Each party hereto, to the maximum extent permitted by Applicable Law, hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the City of New York in the State of New York (and any courts from which an appeal from any of such courts must or may be taken) in any action, claim or other proceeding arising out of any dispute in connection with this Pledge Agreement, any rights or obligations hereunder, or the performance of such rights and obligations. Each party hereto hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any other party in connection with this Pledge Agreement, any rights or obligations hereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 of the Credit Agreement. Nothing in this Section 27 shall affect the right of the Administrative Agent or any Secured Party to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Secured Party to bring

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any action or proceeding against any Pledgor or its property in the courts of any other jurisdiction if required to realize upon any Collateral.
Venue. Each party hereto hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Pledge Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. Each party hereto irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.
Waiver of Jury Trial.
Jury Trial. THE ADMINISTRATIVE AGENT, EACH SECURED PARTY AND EACH PLEDGOR HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS PLEDGE AGREEMENT, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.
Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Pledge Agreement or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding.
Notices. All notices and communications hereunder shall be given to the addresses and otherwise in accordance with Section 13.1 of the Credit Agreement.
Control Agreement. The Pledgors hereby authorize and instruct each Issuer and Partnership/LLC to comply, and each Issuer and Partnership/LLC hereby agrees to so comply, with any instruction received thereby from the Administrative Agent in accordance with the terms of this Pledge Agreement with respect to the Collateral, without any consent or further instructions from the Pledgors (or other registered owner), and the Pledgors agree that such Issuer and such Partnership/LLC shall be fully protected in so complying. Each Issuer and Partnership/LLC agrees that its agreement set forth in the preceding sentence shall be sufficient to create in favor of the Administrative Agent, for the benefit of the Secured Parties, “control” of the Partnership/LLC Interests within the meaning of such term under Sections 8-106(c) and 9-106 of the Code. Notwithstanding the foregoing, nothing in this Pledge Agreement is intended or shall be construed to mean or imply that the Partnership/LLC Interests constitute “securities” within the meaning of such term under Section 8-102(a)(15) of the Code or otherwise to limit or modify the application of Section 8-103(c) of the Code. Rather, the Administrative Agent has requested that this provision be included in this Pledge Agreement solely out of an abundance of caution in the event the Partnership/LLC Interests are, nevertheless, deemed to constitute “securities” under the Code.

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Concerning the Administrative Agent. The provisions of Article XII of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Pledge Agreement and shall be binding upon the Pledgors and the Secured Parties. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:
The Administrative Agent is authorized to take all such action as is provided to be taken by it as Administrative Agent hereunder and all other action incidental thereto. As to any matters not expressly provided for herein, the Administrative Agent may request instructions from the Secured Parties and shall act or refrain from acting in accordance with written instructions from the Required Lenders (or, when expressly required by this Pledge Agreement or the Credit Agreement, all the Lenders) or, in the absence of such instructions, in accordance with its discretion.
The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests therein purported to be granted by this Pledge Agreement, whether impaired by operation of law or by reason of any action or omission to act on its part (other than any such action or inaction constituting gross negligence or willful misconduct). The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Pledge Agreement by the Pledgors.
Counterparts; Integration; Effectiveness. This Pledge Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Pledge Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Pledge Agreement. This Pledge Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.
Survival of Indemnities. Notwithstanding any termination of this Pledge Agreement, the indemnities to which the Administrative Agent and the Secured Parties are entitled under the provisions of Section 24 and any other provision of this Pledge Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Secured Parties against events arising after such termination as well as before.
Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Pledge Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.
Acknowledgements. Each Pledgor hereby acknowledges that:
neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Loan Documents, and the relationship between the Pledgors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgors and the Secured Parties.
Releases. At such time as the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall have been paid in full (or, in the case of Letters of Credit, cash collateralized in accordance with the terms of the Credit Agreement) and the Commitments have been terminated, this Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. Upon any such termination, the Administrative Agent shall execute and deliver to each Pledgor, at such Pledgor’s expense, such documents as such Pledgor shall reasonably request to evidence such termination, and such Pledgor shall be entitled to the return, upon its reasonable request, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.
Additional Pledgors. Each Subsidiary of the Borrower that is required to become a party to this Pledge Agreement pursuant to Section 8.11 of the Credit Agreement shall become a Pledgor for all purposes of this Pledge Agreement upon execution and delivery by such Subsidiary of a Pledge Agreement Supplement.
Release of Portions of Collateral.
So long as no Default or Event of Default is in existence or would exist after the application of proceeds as provided below, the Administrative Agent shall, at the request of a Pledgor, release any or all of the Collateral of such Pledgor, provided that (i) such release is permitted by the terms of the Credit Agreement (it being agreed for such purposes that a release will be deemed “permitted by the terms of the Credit Agreement” if the proposed transaction constitutes an exception contained in Section 10.5 or Section 10.6 of the Credit Agreement) or otherwise has been approved in writing by the Required Lenders (or, to the extent required by Section 13.2 of the Credit Agreement, all of the applicable Lenders) and (ii) if applicable, the proceeds of such Collateral are to be applied as required pursuant to the Credit Agreement or any consent or waiver entered into with respect thereto.
At any time that a Pledgor desires that the Administrative Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 38(a), the Administrative Agent, at the request and expense of a Pledgor, will duly release such Collateral and assign, transfer and deliver to such Pledgor such of the Collateral as is then being (or has been) so sold and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Pledge Agreement.
[Signatures Page To Follow]

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IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:

BLACKBAUD, INC.

By:
Name:
Title:

CONVIO, LLC

By:
Name:
Title:

Signature Page to Pledge Agreement
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ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

Signature Page to Pledge Agreement
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SCHEDULE I
To Pledge
Agreement
DESCRIPTION OF PLEDGED STOCK
Issuers

Issuer	Pledgor	Class of Stock	Certificate No.	No. of Shares Pledged/No. of Shares Issued and Outstanding	Percentage of all Outstanding Issued Capital Stock

DESCRIPTION OF PARTNERSHIP/LLC INTEREST
Partnerships/LLCs

Partnership/LLC	Partnership/LLC Interest

Schedule I
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SCHEDULE II
To Pledge
Agreement

FILING OFFICES; JURISDICTION OF ORGANIZATION; TAXPAYER IDENTIFICATION NUMBER; REGISTERED ORGANIZATION NUMBER; CHIEF EXECUTIVE OFFICE AND OTHER LOCATIONS

Entity	Filing Office	Jurisdiction of Organization	Taxpayer Identification Number	Registered Organization Number	Chief Executive Office	DBAs or Fictitious Name

Schedule II
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ANNEX I
to
PLEDGE AGREEMENT

Reference is hereby made to the Pledge Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of February 28, 2014, made by each of BLACKBAUD, INC., a Delaware corporation (the “Borrower” and together with any additional Material Domestic Subsidiaries, including the undersigned, which become parties thereto by executing a Supplement in substantially the form hereof, the “Pledgors”), in favor of the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement. By its execution below, the undersigned, [NAME OF NEW PLEDGOR], a [__________________________] [corporation/limited liability company] agrees to become, and does hereby become, a [Pledgor] under the Agreement and agrees to be bound by such Agreement as if originally a party thereto. By its execution below, the undersigned Pledgor represents and warrants as to itself that, after giving effect to this supplement and the Schedules attached hereto, all of the representations and warranties contained in the Agreement are true and correct in all material respects (without duplication with respect to any materiality qualifications set forth in any individual representation and warranty) as of the date hereof. [NAME OF NEW PLEDGOR] represents and warrants that, as of the date hereof, the supplements to the Schedules to the Agreement attached hereto are true and correct in all material respects and such supplements set forth all information required to be scheduled under the Agreement. [NAME OF NEW PLEDGOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a first-priority security interest in and Lien against [NAME OF NEW PLEDGOR]’s Collateral, including, without limitation, delivering all Certificated Securities together with an undated stock power covering such certificate duly executed in blank by such Pledgor to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, the undersigned has caused this Annex I counterpart to the Agreement to be duly executed and delivered as of this ___________ day of ____________, ____.

[NAME OF NEW PLEDGOR]

By:__________________________

Title:_________________________

Annex I
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Addendum A

Financing Statements

[Attached]

Exhibit I-1
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EXHIBIT J
FORM OF BANK PRODUCT PROVIDER NOTICE

Dated as of: _________

SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001
Email: douglas.weltz@suntrust.com
With a copy to:

Blackbaud, Inc.
2000 Daniel Island Dr.
Charleston, SC 29492-7541
Attention: Chief Financial Officer

This Bank Product Provider Notice is delivered to you pursuant to the terms of the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
[Name of Bank Product Provider] hereby notifies you, pursuant to the terms of the Credit Agreement, that:
(a)    [Name of Bank Product Provider] meets the requirements of a Bank Product Provider under the terms of the Credit Agreement and is a Bank Product Provider under the Credit Agreement and the other Loan Documents.
(b)    The Credit Parties have entered into Bank Products with [Name of Bank Product Provider] which include: [set forth Bank Products].
(c)    The methodology to be used by such parties in determining the Bank Product Debt owing from time to time is: ____________________.
Delivery of this Notice by telecopy shall be effective as an original.
A duly authorized officer of the undersigned has executed this Notice as of the ___ day of _____, _____.

Exhibit J-2
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as a Bank Product Provider

By:
Name:
Title:

Exhibit J-3
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EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 4.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 4.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 4.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Blackbaud, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders (the “Lenders”) and SunTrust Bank, as Administrative Agent.
Pursuant to the provisions of Section 4.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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